As filed with the Securities and Exchange Commission on June 25, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Barclays PLC
(Exact name of registrant as specified in its charter)

England (State or other jurisdiction of incorporation or organization)	N/A (Translation of registrant’s name into English)	None (IRS Employer Identification Number)

1 Churchill Place
London E14 5HP
United Kingdom
Tel. No.: 011-44-20-7116-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Walker
Barclays Bank PLC
200 Park Avenue
New York, New York 10166
United States of America
Tel. No.: 1-212-412-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George H. White
Sullivan & Cromwell LLP
1 New Fetter Lane
London EC4A 1AN
United Kingdom
Tel. No.: 011-44-20-7959-8900

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	per Security(2)	Price(2)	Fee(3)
Ordinary shares nominal value 25p per share	266,000,000	$5.56	$1,478,980,446	$58,124

(1)	A portion of the ordinary shares, nominal value 25p per share, of the registrant may be represented by the registrant’s American Depositary Shares (“ADS”) evidenced by American Depositary Receipts, each of which represents four ordinary shares. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to the Registration Statement on Form F-6 (File No. 333-146411) and the Registration Statement on Form F-6 (File No. 333-956562).

(2)	Estimated solely for calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on an exchange rate of £1.00 = $1.9707 (the Federal Reserve Bank of New York’s noon buying rate on June 24, 2008).

(3)	Barclays PLC previously paid a registration fee of $558,993 with respect to securities that were previously registered pursuant to the registrant’s prior registration statement on Form F-4 (File no. 333-143666) (the “Form F-4 Registration Statement”), filed on June 12, 2007. Barclays (Netherlands) N.V. previously paid a registration fee of $512,548 with respect to securities that were previously registered pursuant to Amendment No. 4 to the Form F-4 Registration Statement, filed on August 3, 2007. Of the combined registration fee of $1,071,541 paid by Barclays PLC and Barclays (Netherlands) N.V., $958,553.50 has not been used. In accordance with Rule 457(p), the unused amount of registration fee paid with respect to the Form F-4 Registration Statement will be applied to pay the registration fee payable with respect to the securities registered under this registration statement.

Barclays PLC

Open Offer of up to 266,000,000 New Ordinary Shares, in the form of New Ordinary Shares or New American Depositary Shares
282 pence per New Ordinary Share
$22.23 per New American Depositary Share (Estimated)
We, Barclays PLC, a public limited company organized under the laws of England (“Barclays”), are hereby offering to holders of Barclays ordinary shares, nominal value 25p (“ordinary shares”), the ability to subscribe for new ordinary shares (“new ordinary shares”) and, through The Bank of New York, our depositary and subscription agent, to holders of Barclays American Depositary Shares (“ADSs”) the ability to subscribe for new ADSs (“new ADSs”), representing new ordinary shares, pursuant to an open offer (the “open offer”).

1,407,426,864 new ordinary shares are to be issued globally pursuant to the open offer, including up to 266,000,000 new ordinary shares in the form of ordinary shares or ADSs being offered, sold or issued in the United States. Separate offering documentation is being made available to holders of existing ordinary shares located in the United Kingdom and other qualifying jurisdictions outside the United States.

Open offer for ordinary shares.  Holders of ordinary shares held of record at the close of business, London time, on June 24, 2008 are being given the opportunity to subscribe for 3 new ordinary shares for every 14 outstanding ordinary shares that they hold at a subscription price of 282 pence per new ordinary share up to a maximum of their pro rata entitlement. Subscriptions will only be accepted for whole new ordinary shares, and any fractional entitlement under the open offer will be rounded down to the nearest whole number of new ordinary shares.

The subscription price of 282 pence per new ordinary share under the open offer represents a discount of 9.3% to the June 24, 2008 closing price of 310.75 pence per ordinary share on the London Stock Exchange. The new ordinary shares, when issued and fully paid, will be fully fungible and rank pari passu with each other and all other issued ordinary shares of Barclays.

Completed ordinary share subscription forms and payment should be returned so as to be received by Equiniti Limited, the ordinary share registrar of Barclays, by no later than 11:00 a.m., London time, on July 17, 2008. See “Description of the Offering—Subscription by Holders of Ordinary Shares”.

Open offer for ADSs.  Holders of ADSs held of record at 5:00 p.m., New York City time, on July 2, 2008 are being given the opportunity to subscribe for 3 new ADSs for every 14 outstanding ADSs that they hold at an estimated subscription price of $22.23 per new ADS up to a maximum of their pro rata entitlement. To subscribe for new ADSs, a holder of existing ADSs must deposit with The Bank of New York, the ADS subscription agent, $24.45 per new ADS so subscribed, which represents 110% of the estimated ADS subscription price, to account for possible exchange rate fluctuations, foreign currency conversion expenses, the depositary’s issuance fee of $0.02 per new ADS and the applicable 1.5% U.K. stamp duty reserve tax (“SDRT”). As each ADS represents four ordinary shares, the estimated subscription price per ADS is four times the U.S. dollar equivalent of the ordinary share subscription price using an exchange rate of $1.9707 per pound sterling (the Federal Reserve Bank of New York’s noon buying rate of June 24, 2008). The actual U.S. dollar subscription price per ADS will be four times the ordinary share subscription price of 282 pence per new ordinary share translated into U.S. dollars on or about July 15, 2008. If the actual U.S. dollar subscription price plus foreign currency conversion expenses, the issuance fee and the SDRT is less than the deposit amount, the ADS subscription agent will refund the excess amount to the subscribing ADS holder. Subscriptions will only be accepted for whole new ADSs, and any fractional entitlement under the open offer will be rounded down to the nearest whole number of new ADSs. If there is a deficiency, the ADS subscription agent will not deliver the new ADSs to such subscribing ADS holder until it has received payment of the deficiency. The ADS subscription agent may sell a portion of your new ADSs to cover the deficiency if not paid within 14 calendar days from notice of the deficiency.

The estimated subscription price of $22.23 per new ADS represents a discount of 10.0% to the June 24, 2008 closing price of $24.70 per ADS on the New York Stock Exchange. The new ADSs will be fully fungible and rank pari passu with each other and all other issued ADSs.

Completed ADS subscription forms and payment should be returned so as to be received by The Bank of New York, the ADS subscription agent, by no later than 11:00 a.m., New York City time, on July 14, 2008. See “Description of the Offering — Subscription by Holders of ADSs”.

Firm placing and conditional placing outside the United States.  In conjunction with the open offer, we are also conducting a firm placing of 168,918,918 new ordinary shares of Barclays to an investor outside the United States at a price of 296 pence per ordinary share (the “firm placing”). In addition, certain investors outside the United States have severally committed to purchase the ordinary shares that are not subscribed for in the open offer (the “conditional placing”) at the open offer price of 282 pence per share against commissions specified herein. See “Plan of Distribution”.

The open offer is not a rights offering. No rights will be issued in connection with the offering, and your entitlement to subscribe for new ordinary shares or new ADSs is not transferable or tradeable, except for bona fide market claims in respect of new ordinary shares. If you do not exercise your entitlement to subscribe for new ordinary shares by July 17, 2008 or for new ADSs by July 14, 2008, as applicable, your entitlement will expire and you will not receive any benefit from the sale of new ordinary shares or new ADSs which were not subscribed for. Entitlements for new ordinary shares not subscribed for will not be sold in the market, but will be issued to certain investors who have agreed to subscribe for new ordinary shares pursuant to the conditional placing. The open offer is conditional on admission of the new ordinary shares to the official list of the United Kingdom Listing Authority and to trading on the London Stock Exchange.

Outstanding ordinary shares are listed on the London Stock Exchange under the symbol “BARC” and on the Tokyo Stock Exchange under the symbol “BARC” (although Barclays has given notice to delist its shares from the Tokyo Stock Exchange, which is expected to become effective on or around June 28, 2008). Outstanding ADSs are listed on the New York Stock Exchange under the symbol “BCS”.

We will apply to have the new ordinary shares admitted to listing on the official list of the U.K. Listing Authority and to trading on the London Stock Exchange and the new ADSs listed on the New York Stock Exchange. We expect the listings to become effective on July 22, 2008. The first trading day for the new ordinary shares is scheduled to be on July 22, 2008.

The gross proceeds from the firm placing and the placing and open offer, if conducted as planned, will be approximately £4.5 billion. We expect that our expenses in connection with the firm placing and the placing and open offer, if conducted as planned, will be approximately 0.1 billion (inclusive of VAT) and that, as a result, the net proceeds to us will be approximately £4.4 billion. See “Plan of Distribution”.

An investment in the new ordinary shares and the new ADSs entails risks. See “Risk Factors” beginning on page 16.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The ordinary shares are not deposit liabilities of Barclays PLC or Barclays Bank PLC and will not be insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated June 25, 2008

TABLE OF CONTENTS

Forward-looking Statements	3
Incorporation of Documents By Reference	3
About This Prospectus	4
Summary	5
Risk Factors	16
Presentation of Financial Information and Exchange Rates	23
Capitalization of Barclays	24
Unaudited Pro Forma Financial Information	26
Reasons for the Offering; Use of Proceeds	28
Description of Ordinary Shares	30
Description of American Depositary Shares	35
Price History of Ordinary Shares and American Depositary Shares	40
Description of the Offering	41
Tax Considerations	55
Benefit Plan Investor Considerations	60
Plan of Distribution	62
Trading in Ordinary Shares by Barclays and its Affiliates	67
Service of Process and Enforcement of Liabilities	68
Where You Can Find More Information	69
Further Information	70
Validity of Securities	70
Experts	70
Expenses of the Offering	70

FORWARD-LOOKING STATEMENTS

This prospectus and certain documents incorporated by reference herein contain forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended, with respect to certain of our plans and our current goals and expectations relating to our future financial condition and performance. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as “aim”, “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, or other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding the Group’s future financial position, income growth, impairment charges, business strategy, projected levels of growth in the banking and financial markets, projected costs, estimates of capital expenditures, and plans and objectives for future operations.

By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances, including, but not limited to, U.K. domestic and global economic and business conditions, the effects of continued volatility in credit markets and of further write-downs and credit exposures, market related risks such as changes in interest rates and exchange rates, the policies and actions of governmental and regulatory authorities including classification of financial instruments for regulatory capital purposes, changes in legislation, the further development of standards and interpretations under IFRS applicable to past, current and future periods, evolving practices with regard to the interpretation and application of standards under IFRS, the outcome of pending and future litigation, the success of future acquisitions and other strategic transactions and the impact of competition — a number of which factors are beyond the Group’s control. As a result, the Group’s actual future results may differ materially from the plans, goals, and expectations set forth in the Group’s forward-looking statements. Additional risks and factors are identified in our filings with the U.S. Securities and Exchange Commission (the “SEC”) including in our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 (the “2007 Form 20-F”), which is available on the SEC’s website at http://www.sec.gov. Any forward-looking statements made by or on our behalf speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect any changes in expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that we have made or may make in documents we have filed or may file with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The most recent information that we file with the SEC automatically updates and supersedes earlier information.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s internet site, as discussed below.

We filed our 2007 Form 20-F with the SEC on March 26, 2008. We are incorporating the 2007 Form 20-F by reference into this prospectus. We are further incorporating by reference our Current Reports on Form 6-K filed with the SEC on May 15, 2008, June 16, 2008 and June 25, 2008.

In addition, we will incorporate by reference into this prospectus all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination or expiry of any offering contemplated in this prospectus.

We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we referred to above which we have incorporated in this prospectus by reference. You should direct your requests to Mellon Investor Services LLC in writing to 480 Washington Blvd, Jersey City, New Jersey 07310, or by calling toll-free from the United States or Canada at 1-877-282-6527 or calling collect from outside the United States or Canada at 1-201-680-6579.

You may read and copy any document that we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

ABOUT THIS PROSPECTUS

In this prospectus, references to “Barclays” and the “Company” refer to Barclays PLC. References to “we”, “our” and “us” refer to Barclays PLC or, if the context so requires, also to Barclays PLC and its consolidated subsidiaries. References to the “Group” or the “Barclays Group” refer to Barclays PLC and its consolidated subsidiaries. References to “Barclays Bank” refer to Barclays Bank PLC.

References to “Challenger” refer to Challenger Universal Limited, a company representing the beneficial interests of His Excellency Sheikh Hamad Bin Jassim Bin Jabr Al-Thani, the Chairman of Qatar Holding, and his family; “China Development Bank” refers to China Development Bank; “Qatar Investment Authority” refers to Qatar Investment Authority and “Qatar Holding” refers to Qatar Holding LLC, a wholly-owned subsidiary of Qatar Investment Authority; “Sumitomo Mitsui Banking Corporation” or “SMBC” refers to Sumitomo Mitsui Banking Corporation, a wholly-owned subsidiary of Sumitomo Mitsui Financial Group, Inc.; and “Temasek” refers to Temasek Holdings (Private) Limited.

We publish our consolidated financial statements in U.K. pounds sterling. References to “pounds”, “sterling”, “£”, “pence” and “p” are to the currency of the United Kingdom. Some of the financial data in this prospectus is also presented in U.S. dollars. References to “U.S. dollars”, “dollars” or “$” are to the currency of the United States.

In this prospectus, the conditional placing and the open offer are referred to together as “the placing and open offer”, and the firm placing, conditional placing and open offer are referred collectively to as “the firm placing and the placing and open offer.”

SUMMARY

The following summary does not contain all the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference into this prospectus before making an investment decision. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the new ordinary shares or new ADSs is appropriate for you.

Overview

Barclays PLC is a public limited company registered in England under company number 48839. The company, originally named Barclay & Co. Limited, was incorporated in England on July 20, 1896 under the Companies Acts 1862 to 1890 as a company limited by shares. The company name was changed to Barclays Bank Limited on February 17, 1917, and it was reregistered in 1982 as a public limited company under the Companies Acts 1948 to 1980. On January 1, 1985, the company changed its name to Barclays PLC. Barclays is listed on the New York Stock Exchange, London Stock Exchange and Tokyo Stock Exchange. Barclays principal executive offices are at 1 Churchill Place, London E14 5HP, United Kingdom and its telephone number is +44 20 7116 1000.

Barclays is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management. Operating in over 50 countries and employing approximately 143,000 people, Barclays moves, lends, invests and protects money for over 38 million customers and clients worldwide.

Based on the closing price of ADSs on the New York Stock Exchange on June 24, 2008, Barclays market capitalization was $40,557,350,798. As of June 25, 2008, there were 6,567,992,032 ordinary shares issued and outstanding, and, as of June 12, 2008, there were outstanding options to purchase 88,769,407 ordinary shares that would result in the issuance of new shares. At December 31, 2007, Barclays had total assets of £1,227,361 million ($2,435,432 million) and deposits from banks and customer accounts of £385,533 million1 ($765,013 million), converted for convenience using the rate of 1.9843 U.S. dollars per pound, the rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “Federal Reserve Bank of New York’s noon buying rate”) on December 31, 2007.

Background to and Reasons for the Offering

Barclays believes that in the current market environment, it would be in the interests of its shareholders and ADS holders to strengthen the capital resources of Barclays through a firm placing and placing and open offer. The raising of capital will:

•	enable Barclays to strengthen its capital base and operate capital ratios that are ahead of its targets;

•	provide additional financial resources to allow Barclays to capture opportunities for growth;

•	introduce new investors Qatar Investment Authority, Challenger (a company representing the beneficial interests of His Excellency Sheikh Hamad Bin Jassim Bin Jabr Al-Thani, the Chairman of Qatar Holding, and his family) and Sumitomo Mitsui Banking Corporation (“SMBC”) to Barclays share register and further Barclays existing relationships with a number of our largest shareholders, including China Development Bank and Temasek; and

•	provide the opportunity for existing shareholders and ADS holders to participate through the open offer.

Current market turbulence has affected bank balance sheets and capital strength. The disruption in the credit markets and greater uncertainty in the broader economy have affected financial market participants, including Barclays. As of December 31, 2007, Barclays tier one capital ratio was 7.6% and its equity tier one ratio was 5.1% (on a Basel II basis) against long-term target levels of 7.25% and 5.25%, respectively. We

1 Excludes items in course of collection due to other banks.

estimate that, taking into account the proceeds of the firm placing and the placing and open offer, on a pro forma basis, Barclays would have reported a tier one ratio of 8.8% and an equity tier one ratio of 6.3% on December 31, 2007 (on a Basel II basis). We intend that, following the firm placing and the placing and open offer, we will run ratios ahead of long-term target levels, particularly while current market turbulence persists.

In addition to strengthening the capital base of Barclays, the firm placing and the placing and open offer will also enable Barclays to take advantage of current market circumstances which have created for Barclays an unusual competitive opportunity. That is partly because of the pricing adjustments that have taken place in many asset classes; and partly because of the reduced willingness or ability of certain hitherto strong market participants to compete aggressively. Significant opportunities therefore exist to attract flows of new business at expanded margins consistent with Barclays strategy to seek higher growth over time by diversifying its profits base. Barclays financial performance of 2007 and 2008 has benefited from this diversification. Across the Group, this growth has been underpinned by robust risk and control procedures, and a culture which focuses on risk adjusted returns.

We intend to pursue the following initiatives: in Global Retail and Commercial Banking (“GRCB”), deepening Barclays presence in existing markets in Asia, the Middle East, Africa and Europe and accelerating growth in new markets such as Russia and Pakistan; and in Investment Banking and Investment Management (“IBIM”), driving continued growth in asset classes such as commodities, equities and iShares; pursuing the build-out of IBIM’s risk management and financing businesses, particularly in the United States and Asia; and continuing to build the wealth management platform.

SMBC has agreed to subscribe for ordinary shares pursuant to the firm placing and Qatar Investment Authority, Challenger, China Development Bank and Temasek and certain other placees named herein in “Plan of Distribution — Subscription Agreements” have agreed to subscribe for new ordinary shares (other than in relation to new ordinary shares for which China Development Bank is entitled to subscribe under the open offer, which China Development Bank has undertaken to take up in full) to the extent that they are not subscribed for by qualifying shareholders pursuant to the open offer. We believe that this is an important endorsement of Barclays long-term strategy and vision, and underscores the confidence of these institutions in Barclays and in its management team. We are also pleased to have entered into an agreement for the provision of advisory services by Qatar Investment Authority to Barclays in the Middle East and to have agreed to explore opportunities for a co-operative business relationship with SMBC. We welcome the support of Qatar Investment Authority, Challenger, SMBC, China Development Bank and Temasek as important investors while ensuring that the open offer structure allows existing shareholders and ADS holders to participate in the issue of the new ordinary shares and new ADSs, as applicable, on a pre-emptive basis.

Summary Consolidated Financial Information

Except as otherwise indicated, the following summary historical financial information for the Barclays Group is based on, and should be read together with, the consolidated financial information of Barclays as set forth in the audited consolidated financial statements of Barclays for the fiscal year ended December 31, 2007, including comparative figures for the fiscal years ended December 31, 2006 and 2005, which are incorporated by reference in this prospectus.

The consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The audited consolidated financial statements of Barclays for the fiscal years ended December 31, 2007, 2006 and 2005 were audited by PricewaterhouseCoopers LLP and issued in each case with the unqualified auditor’s report incorporated by reference in this prospectus.

The summary consolidated financial information reproduced below is intended only as an introduction. Investors should base their investment decisions on a review of the prospectus as a whole, including on a review of documents incorporated by reference into this prospectus.

Consolidated Income Statement Summary
for the Years Ended December 31,	2007	2006	2005	2004
	£m	£m	£m	£m(1)

Net interest income	9,610	9,143	8,075	6,833
Net fee and commission income	7,708	7,177	5,705	4,847
Principal transactions	4,975	4,576	3,179	2,514
Net premiums from insurance contracts	1,011	1,060	872	1,042
Other income	188	214	147	131

Total income	23,492	22,170	17,978	15,367
Net claims and benefits incurred on insurance contracts	(492)	(575)	(645)	(1,259)

Total income net of insurance claims	23,000	21,595	17,333	14,108
Impairment charges and other credit provisions	(2,795)	(2,154)	(1,571)	(1,093)

Net income	20,205	19,441	15,762	13,015
Operating expenses	(13,199)	(12,674)	(10,527)	(8,536)
Share of post-tax results of associates and joints ventures	42	46	45	56

Profit before business disposals	7,048	6,813	5,280	4,535
Profit on disposal of subsidiaries, associates and joint ventures	28	323	—	45

Profit before tax	7,076	7,136	5,280	4,580
Tax	(1,981)	(1,941)	(1,439)	(1,279)

Profit after tax	5,095	5,195	3,841	3,301

Profit attributable to minority interests	678	624	394	47
Profit attributable to equity holders of the parent	4,417	4,571	3,447	3,254

	5,095	5,195	3,841	3,301

Selected financial statistics
Basic earnings per share	68.9p	71.9p	54.4p	51.0p
Diluted earnings per share	66.7p	69.8p	52.6p	49.8p
Dividends per ordinary share	34.0p	31.0p	26.6p	24.0p
Dividend payout ratio	49.3%	43.1%	48.9%	47.1%
Profit attributable to the equity holders of the parent as a percentage of:
average shareholders’ equity	20.3%	24.7%	21.1%	21.7%
average total assets	0.3%	0.4%	0.4%	0.5%

Selected statistical measures
Cost: income ratio(2)	57%	59%	61%	61%
Average United States dollar exchange rate used in preparing the accounts	2.00	1.84	1.82	1.83
Average Euro exchange rate used in preparing the consolidated financial statements	1.46	1.47	1.46	1.47

Consolidated Balance Sheet Summary
at December 31,	2007	2006	2005	2004
	£m	£m	£m	£m(1)

Assets
Cash and other short-term funds	7,637	9,753	5,807	3,525
Treasury bills and other eligible bills	n/a	n/a	n/a	6,658
Trading portfolio and financial assets designated at fair value	341,171	292,464	251,820	n/a
Derivative financial instruments	248,088	138,353	136,823	n/a
Debt securities and equity shares	n/a	n/a	n/a	141,710
Loans and advances to banks	40,120	30,926	31,105	80,632
Loans and advances to customers	345,398	282,300	268,896	262,409
Available for sale financial investments	43,072	51,703	53,497	n/a
Reverse repurchase agreements and cash collateral on securities borrowed	183,075	174,090	160,398	n/a
Other assets	18,800	17,198	16,011	43,247

Total Assets	1,227,361	996,787	924,357	538,181

Liabilities
Deposits and items in the course of collection due to banks	92,338	81,783	77,468	112,229
Customer accounts	294,987	256,754	238,684	217,492
Trading portfolio and financial liabilities designated at fair value	139,891	125,861	104,949	n/a
Liabilities to customers under investment contracts	92,639	84,637	85,201	n/a
Derivative financial instruments	248,288	140,697	137,971	n/a
Debt securities in issue	120,228	111,137	103,328	83,842
Repurchase agreements and cash collateral on securities lent	169,429	136,956	121,178	n/a
Insurance contract liabilities, including unit-linked liabilities	3,903	3,878	3,767	8,377
Subordinated liabilities	18,150	13,786	12,463	12,277
Other liabilities	15,032	13,908	14,918	87,200

Total liabilities	1,194,885	969,397	899,927	521,417

Shareholders’ equity
Shareholders’ equity excluding minority interests	23,291	19,799	17,426	15,870
Minority interests	9,185	7,591	7,004	894

Total shareholders’ equity	32,476	27,390	24,430	16,764

Total liabilities and shareholders’ equity	1,227,361	996,787	924,357	538,181

Risk weighted assets and capital ratios(2)

Risk weighted assets	353,476	297,833	269,148
Tier one ratio	7.8%	7.7%	7.0%
Risk asset ratio	12.1%	11.7%	11.3%

Selected financial statistics

Net asset value per ordinary share	353p	303p	269p	246p
Year-end United States dollar exchange rate used in preparing the accounts	2.00	1.96	1.72	1.92
Year-end Euro exchange rate used in preparing the consolidated financial statements	1.36	1.49	1.46	1.41

(1)	Does not reflect the application of IAS 32, IAS 39 and IFRS 4, which became effective from January 1, 2005.

(2)	Risk weighted assets and capital ratios are calculated on a Basel 1 basis. Capital ratios for 2004 based on IFRS are not available. As of January 1, 2005 the tier one ratio was 7.1% and the risk asset ratio was 11.8% reflecting the impact of IFRS including the adoption of IAS 31, IAS 39 and IFRS 4.

Current Trading and Prospects

On May 15, 2008, Barclays released its unaudited interim management statement. Group profit before tax in January and February 2008 was broadly in line with the monthly run rate for 2007. Following tougher capital markets trading conditions in March 2008, Group profit for the first quarter was below that of the very strong prior year period. The profits of GRCB and IBIM excluding Barclays Capital for the month of April 2008 exceeded those of the prior year period. Barclays Capital remained profitable for the year to April 30, 2008 after reversing in April £0.5 billion gains on the fair valuation of issued notes arising from the narrowing of own credit spreads.

As announced on June 16, 2008, Group profit before tax in May 2008 was well ahead of the monthly run rate for 2007. Relative to May 2007, GRCB continued to deliver strong growth in profits and in IBIM profits were in line.

The table below shows the size of Barclays Capital credit market exposure as of March 31, 2008, which resulted in net losses of £1,006 million in the first quarter of 2008, due to continuing dislocation in the credit markets. The net losses, which included £598 million in impairment charges, comprised: £495 million against ABS CDO Super Senior exposures; and £1,214 million against other credit market exposures; partially offset by gains of £703 million from the general widening of credit spreads on our issued notes held at fair value.

Credit market exposures in this paragraph are stated relative to comparatives as of December 31, 2007.

	Net Exposures
	March 31,	December 31,
	2008	2007
	£m	£m

ABS CDO Super Senior
High Grade	3,446	4,869
Mezzanine	622	1,149

Exposure before hedging	4,068	6,018
Hedges	(84)	(1,347)

Net ABS CDO Super Senior	3,984	4,671

Other U.S. sub-prime
Whole loans	2,848	3,205
Other direct and indirect exposures	1,389	1,832

Other U.S. sub-prime	4,237	5,037

Alt-A	4,475	4,916

Monoline insurers	2,784	1,335

Commercial mortgages	12,619	12,399

SIV-lite liquidity facilities	153	152

Structured investment vehicles	412	590

Leveraged Finance	7,345	7,368

For more information on our credit market exposures as of March 31, 2008, please refer to our Current Report on Form 6-K filed with the SEC on May 15, 2008, and for more information on the accounting treatment of our credit market exposures, please refer to our Current Report on Form 6-K filed with the SEC on June 25, 2008. Both of these Form 6-Ks are incorporated by reference into this prospectus.

Summary of the Offering

Offer Statistics

Under the open offer, our shareholders are entitled to subscribe for new ordinary shares, and our ADS holders are entitled to subscribe for new ADSs.

The subscription price per new ordinary share under the open offer is 282 pence, which is equivalent to $5.56, using an exchange rate of $1.9707 per pound sterling (the Federal Reserve Bank of New York’s noon buying rate on June 24, 2008).

The estimated new ADS subscription price is $22.23 per ADS. As each ADS represents four ordinary shares, the estimated subscription price per ADS is four times the U.S. dollar equivalent of the share subscription price, using an exchange rate of $1.9707 per pound sterling (the Federal Reserve Bank of New York’s noon buying rate on June 24, 2008). The actual subscription price per new ADS will be four times the subscription price of 282 pence per new ordinary share translated into U.S. dollars on or about July 15, 2008. A subscriber of new ADSs in the open offer must deposit with The Bank of New York, the ADS subscription agent, $24.45 per new ADS subscribed, which represents 110% of the estimated ADS subscription price, upon the subscription of each new ADS. See “A. Open Offer to Holders of ADSs”.

We expect to issue 168,918,918 new ordinary shares in the firm placing and 1,407,426,864 new ordinary shares in the placing and open offer, in the form of ordinary shares or ordinary shares represented by ADSs.

We expect to have 8,144,337,814 ordinary shares, in the form of ordinary shares or ordinary shares represented by ADSs, issued and outstanding after completion of the firm placing and the placing and open offer. This is an expected increase of approximately 19.4% based on the number of our ordinary shares currently outstanding.

We expect the firm placing and the placing and open offer will result in an increase in our cash and other short-term funds of £4.4 billion with a corresponding £4.4 billion increase in net assets. See “Unaudited Pro Forma Financial Information”.

We estimate that the net proceeds to us from the firm placing and the placing and open offer after expenses will be £4.4 billion.

We estimate that expenses (inclusive of value added tax, “VAT”) of the firm placing and the placing and open offer will be £0.1 billion.

I.	The Open Offer

A. Open Offer to Holders of ADSs

ADS Open Offer	You are entitled to subscribe for up to 3 new ADSs for every 14 outstanding ADSs you own. We have arranged for The Bank of New York to send you or to your financial intermediary through which you hold your ADSs an ADS subscription form showing the number of new ADSs for which you are entitled to subscribe.

ADS Depositary and Subscription Agent	The Bank of New York.

ADS Record Date	5:00 p.m., New York City time, on July 2, 2008.

Subscription Period	From 9:00 a.m., New York City time, on July 3, 2008 through 11:00 a.m., New York City time, on July 14, 2008.

New ADS Subscription Price	The estimated ADS subscription price is $22.23 per new ADS subscribed. As each ADS represents four ordinary shares, the estimated subscription price per ADS is four times the U.S. dollar equivalent of the share subscription price, using an exchange rate of $1.9707 per pound sterling (the Federal Reserve Bank of New York’s noon buying rate on June 24, 2008). The actual ADS subscription price per new ADS will be four times the ordinary share subscription price of 282 pence translated into U.S. dollars on or about July 14, 2008.

To subscribe for new ADSs, a holder of existing ADSs must deposit with The Bank of New York, the ADS subscription agent, $24.45 per new ADS so subscribed, which represents 110% of the estimated new ADS subscription price, upon the subscription of each new ADS. This additional amount over and above the estimated ADS subscription price is to increase the likelihood that the ADS subscription agent will have sufficient funds to pay the actual ADS subscription price in light of a possible appreciation of the pound against the U.S. dollar between the date hereof and the end of the ADS subscription period and to pay currency conversion expenses, the depositary’s issuance fee of $0.02 per new ADS and to meet the cost of the 1.5% U.K. stamp duty reserve tax (“SDRT”) payable by the depositary in connection with the issue of the ADSs.

If the actual U.S. dollar subscription price plus the currency conversion expenses, issuance fee and the SDRT is less than the deposit amount, the ADS subscription agent will refund such excess U.S. dollar deposit price to the subscribing ADS holder without interest. If there is a deficiency, the ADS subscription agent will not deliver the new ADSs to such subscribing ADS holder until it has received payment of the deficiency. The ADS subscription agent may sell a portion of your new ADSs to cover the deficiency if not paid within 14 calendar days from notice of the deficiency.

Method of Subscription	If you are a broker or a bank holding your ADSs through The Depository Trust Company (“DTC”), you may subscribe for the new ADSs through the DTC system and instructing DTC to charge your applicable account for payment of the ADS deposit amount to the ADS subscription agent. You must send DTC instructions so as to allow DTC sufficient time to transmit the subscription instructions and payment before the end of the subscription period.

If you are the beneficial owner of ADSs and are not a DTC participant or registered holder, you should promptly contact the financial intermediary through which you hold your ADSs to arrange for subscription and payment for the new ADSs.

If you are a holder of ADSs registered directly with the depositary, you can subscribe for the new ADSs by delivering to the ADS subscription agent a properly completed subscription form and paying in full the ADS deposit amount for the new ADSs.

ADS Delivery	The new ADSs are expected to be delivered to each ADS subscriber (by credit to its book-entry account at the financial intermediary through which it holds the ADSs or in the form of an ADS certificate by first class mail if it is a holder registered directly with the depositary) as soon as practicable after the delivery of the underlying new ordinary shares to the depositary’s custodian by book-entry credit in CREST, expected to be on or around July 22, 2008.

ADS Ranking	The new ADSs will be fully fungible and rank pari passu with the existing ADSs. As such, they will be entitled to any distributions declared after the delivery date, including any dividends, if declared, for the six months ending on June 30, 2008. If you have elected to receive dividends by way of ordinary shares under The Bank of New York’s Global Buy Direct Program in respect of Barclays, this election will continue unless a new election is made to receive a cash dividend. Such new election must be made by September 10, 2008 to be effective for the interim dividend that is intended to be paid on October 1, 2008.

Listing	ADSs are listed on the NYSE under the symbol “BCS”. We will apply to list the new ADSs on the New York Stock Exchange. We expect the listing to become effective on or about July 22, 2008.

U.S. Information Agent	Mellon Investor Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310.

Toll-free U.S. Helpline Number	1-877-282-6527.

Collect Outside U.S. Helpline Number	1-201-680-6579.

B. Open Offer to Holders of Ordinary Shares

Share Open Offer	You are entitled to subscribe for up to 3 new ordinary shares for every 14 outstanding ordinary shares you own. We have arranged for you or the financial intermediary through which you hold your ordinary shares to be notified regarding the number of new ordinary shares for which you are entitled to subscribe.

Share Record Date	Close of business, London time, on June 24, 2008.

Subscription Period	From 8:00 a.m., London time, on June 26, 2008 through 11:00 a.m., London time, on July 17, 2008.

New Ordinary Share Subscription Price	282 pence per ordinary share, payable in pounds sterling (equivalent to $5.56 on June 24, 2008).

Ordinary Share Registrar	Equiniti Limited.

Recommended latest time for requesting withdrawal of entitlements to subscribe in the open offer from CREST	4:30 p.m., London time, on July 10, 2008.

Latest time and date for depositing entitlements to subscribe in the open offer into CREST	3:00 p.m., London time, on July 14, 2008.

Latest time and date for splitting subscription forms (to satisfy bona fide market claims only)	3:00 p.m., London time, on July 15, 2008.

Latest time and date for receipt of completed subscription forms and payment in full under the open offer and settlement of relevant CREST instruction (as appropriate)	11:00 a.m., London time, on July 17, 2008.

Ordinary Share Delivery	If you hold your ordinary shares in certificated form, you will be provided with new ordinary shares as soon as practicable after July 25, 2008.

Ordinary Share Ranking	When issued and fully paid, the new ordinary shares will be fully fungible and rank pari passu with the existing ordinary shares. As such, they will be entitled to any distributions declared after the delivery date, including any dividends, if declared, for the six months ending on June 30, 2008. If you have elected to receive dividends by way of ordinary shares under the Barclays dividend reinvestment plan, this election will continue unless a new election is made to receive a cash dividend. Such new election must be made by September 10, 2008 to be effective for the interim dividend that is intended to be paid on October 1, 2008.

Share Plans and Sharestore	U.S. participants under our Barclays Group Share Incentive Plan (“Sharepurchase”) and Barclays PLC Executive Share Award Scheme (“ESAS/EPP”) may participate in the open offer under certain conditions. U.S. participants holding ordinary shares through the Barclays-sponsored nominee, Sharestore, may also participate in the open offer under certain conditions. See “Description of the Offering — Section C. Share Plans and Sharestore.”

Listing	Ordinary shares are traded on the London Stock Exchange under the symbol “BARC”. We will apply for admission of the new ordinary shares to the official list of the U.K. Listing Authority and to trading on the London Stock Exchange. We expect the admission to become effective on July 22, 2008. The first trading day is scheduled to be on July 22, 2008 at 8:00 a.m., London time.

U.S. Information Agent	Mellon Investor Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310.

Toll-free U.S. Helpline Number	1-877-282-6527.

Collect Outside U.S. Helpline Number	1-201-680-6579.

C. Information Applicable to the Open Offer Generally

Entitlement to subscribe for new ordinary shares or ADSs not transferable	The open offer is not a rights offering. No rights will be issued in connection with the offering, and your entitlement to subscribe for new ordinary shares or new ADSs is not transferable or tradeable, except for bona fide market claims in respect of new ordinary shares. If you do not exercise your entitlement to subscribe for new ordinary shares by July 17, 2008 or for new ADSs by July 14, 2008, your entitlement will expire and you will not receive any benefit from the sale of new ordinary shares or ADSs which were not subscribed for.

Condition to the open offer	The open offer is conditional only on admission of the new ordinary shares to the official list of the U.K. Listing Authority and to trading on the London Stock Exchange becoming effective by not later than 8:00 a.m. on July 22, 2008 (or such later time and/or date as we may determine, not being later than 8:00 a.m. on August 6, 2008). Accordingly, if this condition is not satisfied, the open offer will not proceed and any subscriptions made by shareholders will be rejected. In such circumstances, payments will be returned without payment of interest, as soon as practicable thereafter.

II.	The Firm Placing and Conditional Placing

Firm Placing	SMBC (the “firm placee”) has agreed to subscribe for 168,918,918 new ordinary shares at a subscription price of 296 pence per ordinary share in a placement of ordinary shares outside the United States. The firm placing is expected to raise approximately £0.5 billion. The terms of the arrangement between Barclays and SMBC are contained in a subscription agreement, the principal terms of which are summarized in “Plan of Distribution”.

Conditional Placing	Qatar Investment Authority, Challenger, China Development Bank and Temasek and certain other placees named herein (the “conditional placees”) have agreed to subscribe for the new ordinary shares (other than in relation to new ordinary shares for which China Development Bank is entitled to subscribe under the open offer, which China Development Bank has undertaken to take up in full) that are not subscribed for by qualifying shareholders in the open offer at a subscription price of 282 pence per new ordinary share against commissions specified herein. The placing and open offer is expected to raise approximately £4.0 billion before expenses. The terms of the arrangements between Barclays and the conditional placees are contained in the relevant subscription agreements, the principal terms of which are summarized in “Plan of Distribution”.

III.	Use of Proceeds

Use of proceeds	We intend to use the net proceeds from the firm placing and the placing and open offer to strengthen our capital base and operate capital ratios that are ahead of our targets and to provide additional financial resources to allow us to capture opportunities for growth.

IV.	Risk Factors

We are exposed to a number of risks that could individually or collectively have a material adverse effect on our financial condition and results of operations. You should consider carefully the following risk factors:

Risks related to the Group:

•	Our profitability could be adversely affected by general economic conditions and other business conditions;

•	We are subject to credit, market, operational, capital and liquidity risks which may have an adverse effect on results;

•	The fair value of our financial instruments may use estimates and may change from time to time;

•	Our future earnings could be affected by depressed asset valuations;

•	Our ability to expand our operations may be adversely affected by any decision to hold assets rather than securitizing, syndicating or disposing of them;

•	There is a risk that our strategy, in particular, our choice of markets, products, activities and structures, may prove to be inappropriate which could adversely affect results;

•	We are subject to insurance risks which may have an adverse effect on results;

•	We are subject to legal risks which may have an adverse effect on results;

•	We are subject to tax risks which may have an adverse effect on results;

•	Governmental policy and regulation may have an effect on our businesses and results;

•	We are subject to regulatory compliance risks which may have an adverse effect on results;

•	If our strategic decisions and plans do not deliver as anticipated our earnings could grow more slowly or decline;

•	We operate in highly competitive markets which could adversely affect results if we fail to retain and attract clients and customers; and

•	The enforceability of our obligations may be subject to the U.K. Treasury’s powers under the U.K. Banking (Special Provisions) Act 2008.

Risks related to the ordinary shares and the ADSs and the firm placing and the placing and open offer:

•	Our share price could be subject to fluctuation;

•	We may offer additional shares in the longer term future which may adversely affect the market price of the ordinary shares and ADSs;

•	Certain Group securities include terms restricting payments of dividends by Barclays on the ordinary shares;

•	The proportionate ownership and voting interest in Barclays of existing shareholders and ADS holders will be reduced as a result of the firm placing. If shareholders or ADS holders do not subscribe for their entitlement in respect of the open offer in full, their proportionate ownership and voting interest in Barclays will be reduced further;

•	An ADS holder may not be able to exercise voting rights as readily as a holder of our ordinary shares;

•	Currency fluctuations may adversely affect the trading prices of our ordinary shares and ADSs and the value of any distributions we make; and

•	Holders of ADSs are subject to exchange rate risk in connection with the open offer.

RISK FACTORS

Investing in the new ordinary shares and new ADSs involves risks, including those risks which are described in this section. You should carefully consider the following discussion of risks, as well as the other information set forth in or incorporated by reference into this prospectus before deciding whether an investment in the new ordinary shares or new ADSs, as applicable, is suitable for you. Any of these risks could cause our future results to differ materially from expected results. The market price of our ordinary shares and ADSs could decline due to any of these risks. Other factors could also adversely affect our results and business activities and so the factors discussed herein should not be considered to be a complete set of all potential risks and uncertainties.

Risks Related to Barclays

Our profitability could be adversely affected by general economic conditions and other business conditions

The profitability of our businesses could be adversely affected by a worsening of general economic conditions in the United Kingdom, globally or in certain individual markets such as the United States or South Africa. Factors such as interest rates, inflation, investor sentiment, the availability and cost of credit, the liquidity of the global financial markets and the level and volatility of equity prices could significantly affect the activity level of customers. For example:

(a)	an economic downturn or significantly higher interest rates could adversely affect the credit quality of our on-balance sheet and off-balance sheet assets by increasing the risk that a greater number of our customers would be unable to meet their obligations;

(b)	a market downturn or worsening of the economy could cause us to incur mark to market losses in our trading portfolios;

(c)	a market downturn could reduce the fees we earn for managing assets. For example, a higher level of domestic or foreign interest rates or a downturn in trading markets could affect the flows of assets under management; and

(d)	a market downturn would be likely to lead to a decline in the volume of transactions that we execute for our customers and, therefore, lead to a decline in the income we receive from fees and commissions and interest.

We are subject to credit risk which may have an adverse effect on results

Credit risk is the risk of suffering financial loss, should any of our customers, clients or market counterparties fail to fulfill their contractual obligations to us. Credit risk may also arise where the downgrading of an entity’s credit rating causes the fair value of our investment in that entity to fall. The credit risk that we face arises mainly from commercial and consumer loans and advances, including credit card lending.

Credit risk may also be manifested as country risk where difficulties may arise in the country in which the exposure is domiciled, thus impeding or reducing the value of the assets, or where the counterparty may be the country itself. Another form of credit risk is settlement risk, which is the possibility that we may pay a counterparty — for example, a bank in a foreign exchange transaction — but fail to receive the corresponding settlement in return.

We are subject to market risk which may have an adverse effect on our results

Market risk is the risk that our earnings or capital, or our ability to meet business objectives, will be adversely affected by changes in the level or volatility of market rates or prices such as interest rates, credit spreads, commodity prices, equity prices and foreign exchange rates. The main market risk arises from trading activities. We are also exposed to interest rate risk in the banking book and market risk in our pension fund.

Operational risks associated with our business could have an adverse impact on our results

Operational risk is the risk of direct or indirect losses resulting from human factors, external events, and inadequate or failed internal processes and systems. Operational risks are inherent in our operations and are typical of any large enterprise. Major sources of operational risk include operational process reliability, IT security, outsourcing of operations, dependence on key suppliers, implementation of strategic change, integration of acquisitions, fraud, human error, customer service quality, regulatory compliance, recruitment, training and retention of staff, and social and environmental impacts.

Our capital position is key to our performance and we are subject to capital risks which may affect our business activities

Capital risk is the risk that we have insufficient capital resources to:

(a)	meet minimum regulatory capital requirements in the U.K. and in other jurisdictions such as the United States and South Africa where regulated activities are undertaken. Our authority to operate as a bank is dependent upon the maintenance of adequate capital resources;

(b)	support our credit rating. In addition to capital resources, our rating is supported by a diverse portfolio of activities, an increasingly international presence, consistent profit performance, prudent risk management and a focus on value creation. A weaker credit rating would increase our cost of funds; and

(c)	support our growth and strategic options.

During periods of market dislocation increasing our capital resources may prove more difficult or costly. This could constrain our planned activities and contribute to adverse impacts on our earnings.

Liquidity and funding management is critical to our ongoing performance

There is a risk that we may be unable to meet our obligations when they fall due and to replace funds when they are withdrawn, with consequent failure to repay depositors and fulfill commitments to lend. The risk that we will be unable to do so is inherent in all banking operations and can be impacted by a range of institution-specific and market-wide events including, but not limited to, credit events, merger and acquisition activity, systemic shocks and natural disasters.

During periods of market dislocation, such as those experienced recently, our ability to manage liquidity requirements may be impacted by a reduction in the availability of wholesale term financing for market participants, as well as an increase in the cost of raising wholesale funds.

Certain of the values of financial instruments included in the financial statements are based on estimates

Some of our financial instruments are carried at fair value through profit or loss such as those held for trading, designated by management under the fair value option and non-cash flow hedging derivatives. To establish the fair value of these instruments, we rely on quoted market prices in active markets or, where the market for a financial instrument is not sufficiently active, valuation techniques that utilize, wherever possible, observable market inputs. Observable inputs for such valuation models may have become unavailable due to the disappearance over the past months of active markets for certain instruments.

To the extent that valuation is based on models or inputs that are not observable in the market, the determination of fair value can be subjective, dependant on the significance of the unobservable input to the overall valuation. Unobservable inputs are determined based on the best information available, for example by reference to similar assets, similar maturities, appropriate proxies, or other analytical techniques. The effect of changing the assumptions for those financial instruments for which the fair values are measured using valuation techniques that are determined in full or in part on assumptions that are not supported by observable inputs may have a material adverse effect on our earnings.

Financial institutions may use different accounting categorisations for the same or similar financial assets due to their different intentions regarding those assets. In determining fair value of financial instruments, different financial institutions may use different valuation techniques, assumptions, judgements and estimates which may result in lower or higher fair values for such financial instruments.

Our future earnings could be affected by depressed asset valuations resulting from a deterioration in market conditions

Our future earnings could be affected by depressed asset valuations resulting from a deterioration in market conditions. Financial markets are sometimes subject to stress conditions where steep falls in asset values can occur, as demonstrated by recent events affecting asset-backed CDOs and the U.S. sub-prime residential mortgage market. Severe market events are difficult to predict and, if they continue to occur, could result in additional losses incurred by us.

In 2007 and in 2008, we recorded material net losses on certain credit market exposures, including ABS CDO Super Senior exposures. As market conditions change, the fair value of these exposures could fall further and result in additional losses or impairment charges, which could have a material adverse effect on our earnings. Such losses or impairment charges could derive from: a decline in the value of exposures; a decline in the ability of counterparties, including monoline insurers to meet their obligations as they fall due, or the ineffectiveness of hedging and other risk management strategies in circumstances of severe stress.

Any value we ultimately realize on sale of an asset will depend on the prices achievable in the market following the decision to sell which may be higher or lower than the asset’s current estimated value. If there is a shortfall between the proceeds obtained on disposal and the carrying value of the asset on the balance sheet there would be an adverse effect on our earnings.

We may decide to hold certain assets which may affect our ability to expand our operations

In illiquid markets, we may decide to hold assets rather than securitizing, syndicating or disposing of them. This could restrict our ability to enter into subsequent lending or other transactions as a result of the effect on capital adequacy ratios, which could have a material adverse effect on our ability to expand our earnings and operations.

We are subject to business risks which may have an adverse effect on results

Business risk is the risk of adverse outcomes resulting from a weak competitive position or from poor choice of strategy, markets, products, activities or structures. Major potential sources of business risk include revenue volatility due to factors such as macroeconomic conditions, inflexible cost structures, uncompetitive products or pricing and structural inefficiencies.

We are subject to insurance risks which may have an adverse effect on results

Insurance risk is the risk that we will have to make higher than anticipated payments to settle claims arising from its long-term and short-term insurance businesses.

We are subject to legal risks which may have an adverse effect on results

We are subject to a comprehensive range of legal obligations in all countries in which we operate. As a result, we are exposed to many forms of legal risk, which may arise in a number of ways. Primarily:

(a) our business may not be conducted in accordance with applicable laws around the world;

(b)	contractual obligations may either not be enforceable as intended or may be enforced against us in an adverse way;

(c) our intellectual property (such as our trade names) may not be adequately protected; and

(d) we may be liable for damages to third parties harmed by the conduct of our business.

We face risk where legal proceedings are brought against us. Regardless of whether such claims have merit, the outcome of legal proceedings is inherently uncertain and could result in financial loss. Defending legal proceedings can be expensive and time-consuming and there is no guarantee that all costs incurred will be recovered even if we are successful. Although we have processes and controls to manage legal risks, failure to manage these risks could impact us adversely, both financially and by reputation.

We are subject to tax risks which may have an adverse effect on our business

We are subject to the tax laws of all countries in which we operate. A number of double taxation agreements entered between two countries also impact on the taxation of our business. We are also subject to European Community tax law. Tax risk is the risk associated with changes in tax law or in the interpretation of tax law. It also includes the risk of changes in tax rates and the risk of failure to comply with procedures required by tax authorities. Failure to manage tax risks could lead to an additional tax charge. It could also lead to a financial penalty for failure to comply with required tax procedures or other aspects of tax law.

If, as a result of a particular tax risk materializing, the tax costs associated with particular transactions are greater than anticipated, it could affect the profitability of those transactions.

We take a responsible and transparent approach to the management and control of our tax affairs and related tax risk:

(a)	tax risks are assessed as part of our formal governance processes and are reviewed by the Executive Committee, Group Finance Director and the Board Risk Committee;

(b) the tax charge is also reviewed by the Board Audit Committee;

(c)	the tax risks of proposed transactions or new areas of business are fully considered before proceeding;

(d) we take appropriate advice from reputable professional firms;

(e) we employ high-quality tax professionals and provide ongoing technical training;

(f) the tax professionals understand and work closely with the different areas of the business;

(g)	we use effective, well-documented and controlled processes to ensure compliance with tax disclosure and filing obligations; and

(h)	where disputes arise with tax authorities with regard to the interpretation and application of tax law, we are committed to addressing the matter promptly and resolving the matter with the tax authority in an open and constructive manner.

Our business activities are governed by various governmental and regulatory policies and any changes may have an adverse affect on our business

Our businesses and earnings can be affected by the fiscal or other policies and other actions of various governmental and regulatory authorities in the U.K., the European Union (EU), the United States, South Africa and elsewhere.

Areas where changes could have an impact include:

(a) the monetary, interest rate and other policies of central banks and regulatory authorities;

(b)	general changes in government or regulatory policy that may significantly influence investor decisions in particular markets in which we operate;

(c)	general changes in the regulatory requirements, for example, prudential rules relating to the capital adequacy framework and rules designed to promote financial stability and increase depositor protection;

(d) changes in competition and pricing environments;

(e) further developments in the financial reporting environment;

(f)	expropriation, nationalization, confiscation of assets and changes in legislation relating to foreign ownership; and

(g)	other unfavorable political, military or diplomatic developments producing social instability or legal uncertainty which in turn may affect demand for our products and services.

We operate in a highly regulated environment and are subject to regulatory compliance risks

Regulatory compliance risk arises from a failure or inability to comply fully with the laws, regulations or codes applicable specifically to the financial service industry. Non-compliance could lead to fines, public reprimands, damage to reputation, enforced suspension of operations or, in extreme cases, withdrawal of authorizations to operate.

If our strategic decisions and plans do not deliver as anticipated, our earnings could grow more slowly or decline

We devote substantial management and planning resources to the development of strategic plans for organic growth and identification of possible acquisitions, supported by substantial expenditure to generate growth in customer business. If these strategic plans do not deliver as anticipated, our earnings could grow more slowly or decline.

We operate in highly competitive markets which could adversely affect our results if we fail to retain and attract clients and customers

The global financial services markets in which we operate are highly competitive. Innovative competition for corporate, institutional and retail clients and customers comes both from incumbent players and a steady stream of new market entrants. The landscape is expected to remain highly competitive in all areas, which could adversely affect our profitability if we fail to retain and attract clients and customers.

We are subject to risks associated with the Banking (Special Provisions) Act 2008

Under the Banking (Special Provisions) Act 2008 the U.K. Treasury (the “Treasury”) has been given certain powers in relation to authorized U.K. deposit takers (such as Barclays Bank). These comprise entities incorporated in or formed under the laws of any part of the United Kingdom who have permission to accept deposits under Part 4 of the Financial Services and Markets Act 2000 (or their U.K. subsidiaries). These powers last until February 21, 2009 and are capable of having retrospective effect. They can only be exercised in certain circumstances namely:

(i)	to maintain the stability of the U.K. financial system in circumstances where the Treasury considers that there would be a serious threat to its stability; or

(ii)	to protect the public interest in circumstances where financial assistance has been provided by the Treasury to the deposit taker for the purpose of maintaining the stability of the U.K. financial system.

The powers are wide ranging and may entail divesting the authorized U.K. deposit-taker of its assets or transferring ownership of any securities issued by the authorized U.K. deposit-taker irrespective of any encumbrance or trust over them. Accordingly the enforceability of Barclays obligations could be affected if the Treasury were to exercise such powers.

If such powers were to be exercised the Treasury is required to make provision for compensation or consideration (depending upon whether a public or private entity has acquired the asset) to be paid, in the case of securities, to the holder of the assets, which may not be the encumbrancer.

Risks Related to the Ordinary Shares and ADSs and the Firm Placing and the Placing and Open Offer

Our share price could be subject to fluctuation

The market price of our ordinary shares and ADSs could be subject to fluctuations in response to certain factors, such as changes in sentiment in the market regarding ordinary shares, any regulatory changes affecting our operations, variations in our anticipated or actual operating results, business developments of Barclays or our competitors, the operating and share price performance of other companies in the industries and markets in which we operate, speculation about our business in the press, media or the investment community, changes in conditions affecting the economy generally, as well as other factors unrelated to our operating results.

We may offer additional shares in the future which may adversely affect the market price of the ordinary shares and ADSs

We may offer additional shares in the longer term future, which may adversely affect the market price of the ordinary shares and ADSs. We have no current plans for any subsequent offering of our shares or of rights or invitations to subscribe for our shares. However, it is possible that we may decide to offer additional shares in the future. An additional offering of shares by us, or the public perception that an offering may occur, could have an adverse effect on the market price of the ordinary shares and ADSs.

Certain Group securities include terms restricting payments of dividends on the ordinary shares

Barclays Bank has issued several series of preference shares, reserve capital instruments and tier one notes which place restrictions on Barclays ability to (i) declare or pay dividends (other than a dividend declared by Barclays before deferral, or intra-group dividends) on shares (including ordinary shares), or (ii) redeem, purchase, reduce or otherwise acquire any of the share capital or securities of Barclays (including ordinary shares).

This restriction arises if Barclays Bank fails to pay dividends on the relevant series of preference shares or defers the payment of any coupon due on the relevant series of reserve capital instruments or tier one notes and remains until Barclays Bank next pays dividends or the relevant series of preference shares or, as applicable, Barclays Bank next pays (or sets aside funds to pay) a coupon on the reserve capital instruments or tier one notes or the reserve capital instruments or tier one notes are redeemed in full.

We have also created securities which would, if issued, place similar restrictions on us (including a restriction on the payment of dividends on ordinary shares) as the Barclays Bank preference shares, reserve capital instruments and tier one notes described above. Currently no such securities have been issued.

If you do not subscribe for your entitlement in respect of the open offer in full, your proportionate ownership and voting interest in Barclays will be reduced further

The issue of ordinary shares under the firm placing will lead to a reduction in the proportionate ownership and voting interests in Barclays of existing shareholders. If you are a holder of ordinary shares and you do not respond to the open offer by 11:00 a.m., London time, on July 17, 2008, or if you a holder of ADSs and you do not respond to the open offer by 11:00 a.m., New York City time, on July 14, 2008, the latest relevant dates for subscription and payment in full in respect of your entitlement, your proportionate ownership and voting interest in Barclays will be reduced further, and the percentage that your existing ordinary shares, in the form of ordinary shares or ADSs, represents of the amount of ordinary shares expected to be in issue following completion of the firm placing and the placing and open offer will be reduced accordingly.

An ADS holder may not be able to exercise voting rights as readily as a holder of our ordinary shares

ADS holders may instruct the ADS depositary as to how to vote the ordinary shares represented by the ADSs. There is no guarantee that you will receive voting materials in time to make the certification as to beneficial ownership required for voting at annual and other shareholders meetings. As a result, you, or persons who hold their ADSs through brokers, dealers or third parties, may not have the opportunity to exercise a right to vote.

Currency fluctuations may adversely affect the trading prices of our ordinary shares and ADSs and the value of any distributions we make

Because our ordinary shares are traded in pounds sterling and the ADSs are traded in U.S. dollars, fluctuations in exchange rate between pounds sterling and U.S. dollars may affect the U.S. dollar value of the investment. In addition, when we make distributions on our ordinary shares in pounds sterling, the ADS depositary converts these distributions to U.S. dollars. If exchange rates fluctuate before the ADS depositary converts the currencies, you may lose some of the value of the distribution.

Holders of ADSs are subject to exchange rate risk in connection with the open offer

In the event that the U.S. dollar weakens against the pound sterling, holders of ADSs subscribing for new ADSs will be required to pay more than the estimated subscription price of $22.23 per new ADS.

The estimated ADS subscription price is $22.23 per new ADS. As each ADS represents four ordinary shares, the estimated subscription per ADS price is four times the U.S. dollar equivalent of the ordinary share subscription price, using an exchange rate of $1.9707 per pound sterling (the Federal Reserve Bank of New York’s noon buying rate on June 24, 2008). A subscriber of new ADSs must deposit $24.45 per offered ADS subscribed, which represents 110% of the estimated ADS subscription price. This is to increase the likelihood that the ADS subscription agent will have sufficient funds to pay the actual ADS subscription price in light of a possible appreciation of the pound sterling against the U.S. dollar between the date hereof and the end of the ADS subscription period and to pay foreign currency conversion expenses, the depositary’s issuance fee of $0.02 per new ADS and to meet the cost of the 1.5% U.K. SDRT payable by the depositary in connection with the issue of the new ADSs. The ADS subscription agent expects to make the conversion from U.S. dollars into pounds sterling on or about July 15, 2008 at a market-based rate to pay the share subscription price for the offered shares underlying the offered ADSs subscribed for. If the actual U.S. dollar subscription price, plus foreign currency conversion costs, the depository’s issuance fee of $0.02 per new ADS and 1.5% U.K. SDRT payable by the subscriber, is less than the deposit amount, the ADS subscription agent will refund such excess amount to the subscribing ADS holder without interest. However, if there is a deficiency as a result of such conversion, the ADS subscription agent will not deliver the offered ADSs to such subscribing ADS holder until it has received payment of the deficiency. The ADS subscription agent may sell a portion of your new ADSs to cover the deficiency if not paid within 14 calendar days from notice of the earlier deficiency.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATES

Barclays financial statements, which are incorporated by reference into this prospectus, have been prepared in accordance with IFRS and are denominated in pounds sterling, or “£,” the legal tender of the United Kingdom.

The tables below set forth, for the periods and dates indicated, information concerning the Federal Reserve Bank of New York’s noon buying rate for pounds sterling, expressed in United States dollars or “$,” per one pound sterling or “£”. On June 24, 2008, the noon buying rate was $1.9707 per £1.00.

	($ per £1.00)

High	1.9758	1.9994	2.0311	1.9823	1.9923	1.9895	2.0658
Low	1.9436	1.9451	1.9627	1.9818	1.9404	1.9515	1.9774

For the years indicated, the average of the noon buying rates on the last day of each month were:

($ per £1.00)

Average	2.00	1.86	1.81	1.84	1.64

No representation is made that pounds sterling amounts have been, or could have been, or could be, converted into U.S. dollars at any of the above rates. For the purpose of presenting financial information in this report, exchange rates other than those shown above may have been used.

CAPITALIZATION OF BARCLAYS

The following table shows our actual capitalization as of December 31, 2007 and our capitalization as of December 31, 2007 as adjusted for the receipt of the estimated net proceeds of the firm placing and the placing and open offer, if conducted as planned as described under “Reasons for the Offering; Use of Proceeds and Expenses — Use of Proceeds”.

The information in the following table is derived from the audited consolidated financial statements of Barclays for the fiscal year ended December 31, 2007 prepared in accordance with IFRS and incorporated by reference into this prospectus. This table should be read together with such audited consolidated financial statements and the notes thereto. The adjusted figures in the table below have been prepared for illustrative purposes only assuming that all new ordinary shares and new ADSs offered in the firm placing and the placing and open offer if conducted as planned are sold at the subscription price per ordinary share of 296 pence for the firm placing, and 282 pence for the placing and open offer, and do not necessarily give a true picture of our financial condition following the completion of the firm placing and the placing and open offer.

			Adjusted for the
	As of		Issuance of the New
	December 31,		Ordinary Shares
	2007		(Including New ADSs)
	(Audited)		(Unaudited)

Share capital — authorized	Number		Number
Ordinary Shares	9,996,000,000		9,996,000,000
Staff shares of £1 each	1,000,000		1,000,000

	(£ million	)	(£ million	)
Share capital — allotted, called up and fully paid	1,651		2,045
Share premium	56		4,024
Other reserves	874		874

Total owners’ equity	2,581		6,943

Group indebtedness
Issued debt securities	120,228		120,228
Subordinated liabilities:
— Undated loan capital	6,631		6,631
— Dated loan capital	11,519		11,519

Total subordinated liabilities	18,150		18,150

Total indebtedness	138,378		138,378

Total capitalization and indebtedness	140,959		145,321

Group contingent liabilities
Acceptances and endorsements	365		365
Guarantees and assets pledges as collateral security	35,692		35,692
Other contingent liabilities	9,717		9,717

Total contingent liabilities	45,774		45,774

The table below shows our indebtedness as of March 31, 2008. The following figures as of March 31, 2008 have been extracted from Barclays accounting records and are unaudited.

As of
March 31, 2008
(Unaudited)
(£ million)

Indebtedness
Issued debt securities	131,853
Subordinated liabilities:
— Undated loan capital	7,929
— Dated loan capital	13,259

Total subordinated liabilities	21,188

Total indebtedness	153,041

As of
March 31, 2008
(Unaudited)
(£ million)

Indirect and contingent indebtedness
Acceptances and endorsements	441
Guarantees and assets pledged as collateral security	38,799
Other contingent liabilities	9,719

Total Indirect and contingent indebtedness	48,959

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information set out in the following table has been prepared to illustrate the effect of the firm placing and the placing and open offer as if it had occurred on December 31, 2007.

The unaudited pro forma financial information has been prepared for illustrative purposes only and, because of its nature, the unaudited pro forma financial information addresses a hypothetical situation and does not, therefore, represent our actual financial position, results, risk-weighted assets or regulatory capital ratios following the firm placing and the placing and open offer.

		Firm Placing and
		Placing and Open	Pro Forma
	Barclays PLC	Offer	Barclays PLC
	(£ million)

Assets
Cash and other short-term funds	7,637	4,362	11,999
Trading portfolio and financial assets designated at fair value	341,171		341,171
Derivative financial instruments	248,088		248,088
Loans and advances to banks	40,120		40,120
Loans and advances to customers	345,398		345,398
Available for sale financial instruments	43,072		43,072
Reverse repurchase agreements and cash collateral on securities borrowed	183,075		183,075
Other assets	18,800		18,800

Total assets	1,227,361	4,362	1,231,723

Liabilities
Deposits and items in the course of collection due to banks	92,338		92,338
Customer accounts	294,987		294,987
Trading portfolio and financial liabilities designated at fair value	139,891		139,891
Liabilities to customers under investment contracts	92,639		92,639
Derivative financial instruments	248,288		248,288
Debt securities in issue	120,228		120,228
Repurchase agreements and cash collateral on securities lent	169,429		169,429
Insurance contract liabilities, including unit-linked liabilities	3,903		3,903
Subordinated liabilities	18,150		18,150
Other liabilities	15,032		15,032

Total liabilities	1,194,885		1,194,885

Net Assets	32,476	4,362	36,838

Notes:

1.	The financial information for Barclays has been extracted from the 2007 Form 20-F.

2.	The net proceeds of the firm placing and the placing and open offer are calculated on the basis that Barclays raises approximately £0.5 billion by way of a firm placing of 168,918,918 new ordinary shares at a price of 296 pence per ordinary share and a further amount of approximately £4.0 billion by way of a placing and open offer of 1,407,426,864 new ordinary shares at the subscription price of 282 pence per new ordinary share. The total amount to be raised is approximately £4.4 billion, net of estimated expenses in connection with the firm placing and the placing and open offer of £0.1 billion (inclusive of VAT).

3.	No account has been taken of the trading results of the Group since December 31, 2007.

4.	The unaudited pro forma regulatory capital ratios of the Group before and immediately after the proposed transaction as if it had occurred on December 31, 2007 on a Basel II basis are set out below.

		Firm placing
		and placing
		and open	Barclays PLC
	Barclays PLC	offer	Pro Forma

Risk weighted assets (£m)[1]	353,878	0	353,878
Equity tier one ratio	5.1%	1.2%	6.3%
Tier one ratio	7.6%	1.2%	8.8%
Risk asset ratio	11.2%	1.2%	12.5%

Notes:

1.	For the purpose of calculating risk-weighted assets, the information presented assumes proceeds of the firm placing and the placing and open offer are held at a 0% risk-weighted asset rating.

2.	No account has been taken of the trading results of the Group since December 31, 2007.

REASONS FOR THE OFFERING; USE OF PROCEEDS

Barclays believes that in the current market environment, it would be in the interests of shareholders and ADS holders to strengthen the capital resources of Barclays through a firm placing and placing and open offer. The raising of capital will:

•	enable Barclays to strengthen its capital base and operate capital ratios that are ahead of its targets;

•	provide additional financial resources to allow Barclays to capture opportunities for growth;

•	introduce new investors Qatar Investment Authority, Challenger and SMBC to Barclays share register and further Barclays existing relationships with a number of our largest shareholders, including China Development Bank and Temasek; and

•	provide the opportunity for existing shareholders and ADS holders to participate through the open offer.

Current market turbulence has affected bank balance sheets and capital strength. The disruption in the credit markets and greater uncertainty in the broader economy have affected financial market participants, including Barclays. As of December 31, 2007, Barclays tier one capital ratio was 7.6% and its equity tier one ratio was 5.1% (on a Basel II basis) against long term target levels of 7.25% and 5.25%, respectively. We estimate that, taking into account the proceeds of the firm placing and the placing and open offer, on a pro forma basis, we would have reported a tier one ratio of 8.8% and an equity tier one ratio of 6.3% on December 31, 2007 (on a Basel II basis). We intend that, following the firm placing and the placing and open offer, we will run ratios ahead of long term target levels, particularly while current market turbulence persists.

In addition to strengthening the capital base of Barclays, the firm placing and the placing and open offer will also enable Barclays to take advantage of current market circumstances which have created for Barclays an unusual competitive opportunity. That is partly because of the pricing adjustments that have taken place in many asset classes; and partly because of the reduced willingness or ability of certain hitherto strong market participants to compete aggressively. Significant opportunities therefore exist to attract flows of new business at expanded margins consistent with Barclays strategy to seek higher growth over time by diversifying its profits base. Barclays financial performance of 2007 and 2008 has benefited from this diversification. Across the Group, this growth has been underpinned by robust risk and control procedures, and a culture which focuses on risk adjusted returns.

We intend to pursue the following initiatives: in Global Retail and Commercial Banking, deepening Barclays presence in existing markets in Asia, the Middle East, Africa and Europe and accelerating growth in new markets such as Russia and Pakistan; and in Investment Banking and Investment Management, driving continued growth in asset classes such as commodities, equities and iShares; and pursuing the build-out of Investment Banking and Investment Management’s risk management and financing businesses, particularly in the United States and Asia; and continuing to build the wealth management platform.

SMBC has agreed to subscribe for ordinary shares pursuant to the firm placing and Qatar Investment Authority, Challenger, China Development Bank and Temasek and certain other placees named herein in “Plan of Distribution — Subscription Agreements” have agreed to subscribe for new ordinary shares (other than in relation to new ordinary shares for which China Development Bank is entitled to subscribe under the open offer, which China Development Bank has undertaken to take up in full) to the extent that they are not subscribed for by qualifying shareholders pursuant to the open offer. We believe that this is an important endorsement of Barclays long-term strategy and vision, and underscores the confidence of these institutions in Barclays and in its management team. We are also pleased to have entered into an agreement for the provision of advisory services by Qatar Investment Authority to Barclays in the Middle East and to have agreed to explore opportunities for a co-operative business relationship with SMBC. We welcome the support of Qatar Investment Authority, Challenger, SMBC, China Development Bank and Temasek as important investors while ensuring that the open offer structure allows existing shareholders and ADS holders to participate in the issue of the new ordinary shares and new ADSs, as applicable, on a pre-emptive basis.

Use of Proceeds

Assuming all of the new ordinary shares sold in the firm placing and the placing and open offer are subscribed for at the subscription price of 296 pence per ordinary share for the firm placing and 282 pence per new ordinary share for the placing and open offer (or an estimated amount of $22.23 per ADS with respect to new ADSs), the gross proceeds of the firm placing and the placing and open offer are expected to be approximately £4.5 billion. On the same basis, the net proceeds of the firm placing and the placing and open offer are expected to be approximately £4.4 billion after deduction of fees and estimated expenses of approximately £0.1 billion, as detailed under “Expenses of the Offering”.

We intend to use the net proceeds from the firm placing and the placing and open offer to strengthen our capital base and operate capital ratios that are ahead of our targets and to provide additional financial resources to allow us to capture opportunities for growth.

DESCRIPTION OF ORDINARY SHARES

The following is a summary of the general terms of our ordinary shares. This summary does not purport to be complete. See the memorandum and articles of association of Barclays, which is filed as an exhibit to the registration statement on Form F-3 of which this prospectus forms part, as well as the applicable provisions of English law.

General

Barclays only has ordinary shares in issue. However, Barclays has authorized but unissued preference shares of £100, $100, $0.25, €100 and ¥10,000 each (together, the “preference shares”) which may (pursuant to a resolution passed by the shareholders of Barclays at the Annual General Meeting on April 24, 2008 (the “2008 Annual General Meeting”) be issued by the Board from time to time in one or more series with such rights and subject to such restrictions and limitations as the Board may determine. Barclays also has authorized but unissued staff shares of £1 each. The articles of association adopted pursuant to a resolution passed at the 2008 Annual General Meeting contain provisions to the following effect.

Dividends

Under English law, dividends are payable on ordinary shares only out of profits available for distribution, as determined in accordance with accounting principles generally accepted in the U.K. and by the Companies Acts 1985 and 2006. Subject to the provisions of the articles of association of Barclays and applicable legislation, Barclays in general meeting may declare dividends on the ordinary shares by ordinary resolution, but such dividend may not exceed the amount recommended by the Board. The Board may also decide to pay interim or final dividends if it appears they are justified by Barclays financial position.

Each preference share confers the right to a non-cumulative preferential dividend (“preference dividend”) payable in such currency at such rates (whether fixed or calculated by reference to or in accordance with a specified procedure or mechanism), on such dates and on such other terms as may be determined by the Board prior to allotment thereof.

The preference shares rank in regard to payment of dividend in priority to the holders of ordinary shares and any other class of shares in Barclays ranking junior to the preference shares.

Dividends may be paid on the preference shares if, in the opinion of the Board, Barclays has sufficient distributable profits, after payment in full or the setting aside of a sum to provide for all dividends payable on (or in the case of shares carrying a cumulative right to dividends, before) the relevant dividend payment date on any class of shares of Barclays ranking pari passu with or in priority to the relevant series of preference shares as regards participation in the profits of Barclays.

If the Board considers that the distributable profits of Barclays available for distribution are insufficient to cover the payment in full of preference dividends, preference dividends shall be paid to the extent of the distributable profits on a pro rata basis.

Notwithstanding the above, the Board may, at its absolute discretion, determine that any preference dividend which would otherwise be payable may either not be payable at all or only payable in part.

If any preference dividend on a series of preference shares is not paid, or is only paid in part, for the reasons described above, holders of preference shares will not have a claim in respect of such nonpayment.

If any dividend on a series of preference shares is not paid in full on the relevant dividend payment date, a dividend restriction shall apply. The dividend restriction means that, subject to certain exceptions, neither Barclays nor Barclays Bank may (a) pay a dividend on, or (b) redeem, purchase, reduce or otherwise acquire, any of their respective ordinary shares, other preference shares or other share capital ranking equal or junior to the relevant series of preference shares until the earlier of such time as Barclays next pays in full a dividend on the relevant series of preference shares or the date on which all of the relevant series of preference shares are redeemed.

All unclaimed dividends payable in respect of any share may be invested or otherwise made use of by the Board for the benefit of Barclays until claimed. If a dividend is not claimed after 12 years of it becoming payable, it is forfeited and reverts to Barclays.

The Board may (although it currently does not), with the approval of an ordinary resolution of Barclays, offer shareholders the right to choose to receive an allotment of additional fully paid ordinary shares instead of cash in respect of all or part of any dividend.

Voting

Every member who is present in person or by proxy, or represented at any general meeting of Barclays and who is entitled to vote has one vote on a show of hands. On a poll, every member who is present in person or by proxy or who (being a corporation) is represented has one vote for every share held. Any joint holder may vote at any general meeting of Barclays at which he is entitled to vote in respect of jointly owned shares, but the vote of the senior holder (as determined by order in the share register) shall take precedence. If any sum payable remains unpaid in relation to a member’s shareholding, that member is not entitled to vote that share or exercise any other right in relation to a meeting of Barclays unless the Board otherwise determine.

If any member, or any other person appearing to be interested in any shares in Barclays, is served with a notice under Section 793 of the Companies Act 2006 and does not supply Barclays with the information required in the notice, then the Board, in its absolute discretion, may direct that that member shall not be entitled to attend or vote at any meeting of Barclays.

The Board may further direct that if the shares of the defaulting member represent 0.25% or more of the issued shares of the relevant class, that dividends or other monies payable on those shares shall be retained by Barclays until the direction ceases to have effect and that no transfer of those shares shall be registered (other than certain specified “approved transfers”). A direction ceases to have effect seven days after Barclays has received the information requested, or when Barclays is notified that an “approved transfer” to a third party has occurred, or as the Board otherwise determines.

Transfers

Ordinary shares may be held in either certificated or uncertificated form.

Certificated ordinary shares shall be transferred in writing in any usual or other form approved by the Board and executed by or on behalf of the transferor. Transfers of uncertificated ordinary shares shall be made in accordance with the regulations of CREST (Uncertificated Securities Regulations 2001 (SI 2001
No. 01/378), as amended), the electronic settlement system for securities traded on the London Stock Exchange. The Board may make any arrangements to regulate and evidence the transfer of ordinary shares as they consider fit in accordance with applicable legislation and the rules of the Financial Services Authority (“FSA”) of the United Kingdom.

Registration of ordinary shares may be suspended, subject to applicable legislation, for such periods as the Board may determine (but for not more than 30 days in any calendar year).

The Board is not bound to register a transfer of partly paid ordinary shares, nor is it bound to register a transfer of fully paid ordinary shares in exceptional circumstances approved by the FSA. The Board may also decline to register an instrument of transfer of certificated ordinary shares unless it is duly stamped and deposited at the prescribed place and accompanied by the share certificate(s) and such other evidence as reasonably required by the Board to evidence right to transfer, it is in respect of one class of shares only, and it is in favor of not more than four transferees (except in the case of executors or trustees of a member).

Preference shares may be represented by share warrants to bearer or be in registered form.

Preference shares represented by share warrants to bearer are transferred by delivery of the relevant warrant. Preference shares in registered form shall be transferred in writing in any usual or other form approved by the Board and executed by or on behalf of the transferor. The Registrar shall register such transfers of preference shares in registered form by making the appropriate entries in the register of preference shares.

Return of Capital and Liquidation

In the event of any return of capital by reduction of capital or on liquidation, the holders of ordinary shares are entitled to receive such capital in proportion to the amounts paid up or credited as paid up on the shares of each class.

Each preference share shall confer, in the event of a winding up or any return of capital by reduction of capital (other than, unless otherwise provided by their terms of issue, a redemption or purchase by Barclays of any of its issued shares, or a reduction of share capital), the right to receive out of the surplus assets of Barclays available for distribution amongst the members and in priority to the holders of the ordinary shares and any other shares in Barclays ranking junior to the relevant series of preference shares and pari passu with any other class of preference shares, repayment of the amount paid up or treated as paid up in respect of the nominal value of the preference share together with any premium which was paid or treated as paid when the preference share was issued in addition to an amount equal to accrued and unpaid dividends.

Redemption and Purchase

Subject to applicable legislation and the rights of the other shareholders, any share may be issued on terms that it is, at the option of Barclays or the holder of such share, redeemable. While Barclays currently has no redeemable shares in issue, any series of preference shares issued in the future will be redeemable, in whole or in part, at the option of Barclays on a date not less than five years after the date on which such series of preference shares was first issued.

Barclays may purchase its own shares subject to the provisions of applicable legislation, the articles of association and the approval of any class of convertible shares in issue (by special resolution or written consent of 75% of such class).

Calls on Capital

The Board may make calls upon the members in respect of any monies unpaid on their shares. A person upon whom a call is made remains liable even if the shares in respect of which the call is made have been transferred. Interest will be chargeable on any unpaid amount called at a rate determined by the Board (of not more than 20%).

If a member fails to pay any call in full (following notice from the Board that such failure will result in forfeiture of the relevant shares), such shares (including any dividends declared but not paid) may be forfeited by a resolution of the Board, and will become the property of Barclays. Forfeiture shall not absolve a previous member for amounts payable by him or her (which may continue to accrue interest).

Barclays also has a lien over all partly paid shares of Barclays for all monies payable or called on that share and over the debts and liabilities of a member to Barclays. If any monies which are the subject of the lien remain unpaid after a notice from the Board demanding payment, Barclays may sell such shares.

Variation of Rights

If the capital of Barclays is divided into shares of different classes, the rights attached to any class of shares may be varied with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

The rights of shares shall not (unless expressly provided by the rights attached to such shares) be deemed varied by the creation of further shares ranking equally with them.

Major Shareholders

As far as is known to Barclays, as of June 18, 2008, the interests, direct or indirect, of persons in the issued ordinary share capital of Barclays which are notifiable under English law were as follows:

		Percentage of
		Total Voting
		Rights Attaching
	Number of	to the Issued
Shareholder	Ordinary Shares	Share Capital

Legal & General Group Plc	330,460,896	5.03%
Lloyds TSB Group plc	329,648,746	5.02%
Appleby Trust (Jersey) Limited	206,632,598	3.15%
China Development Bank (via its subsidiary Upper Chance Group Limited)	201,388,889	3.07%

As of June 18, 2008, we are not aware of any person or persons who directly or indirectly, jointly or severally, exercise or could exercise control over Barclays nor are we aware of any arrangements, the operation of which may at a subsequent date result in a change in control of Barclays.

None of Barclays major shareholders has or will have different voting rights attached to the shares they hold in Barclays.

Shareholder Resolutions related to Ordinary Share Capital

On April 24, 2008, the following resolutions related to ordinary share capital were passed by the shareholders of Barclays at the 2008 Annual General Meeting:

1)	That, in substitution for all existing unexercised authorities, the Directors be hereby generally and unconditionally authorized pursuant to section 80 of the Companies Act 1985 to exercise all the powers of the Company to allot relevant securities for the purposes of and on the terms of Article 12(a) of the Articles of Association of the Company (authority to allot securities) for the period expiring on the date of the Annual General Meeting of the Company to be held in 2009 or on June 30, 2009, whichever is the earlier (unless previously renewed, varied or revoked by the Company in general meeting) and that the “section 80 amount” for that period for the purposes of Article 12 shall be £547,200,000.

2)	That, subject to the passing of resolution 13 set out in (1) above and in substitution for all existing unexercised authorities, the Directors be empowered, pursuant to section 95 of the Companies Act 1985 to allot equity securities for cash pursuant to the authority conferred by resolution 13 for the purposes of and on the terms of Article 12(b) of the articles of Association of the Company (authority to allot securities for cash otherwise than on a pro-rata basis to shareholders) as if section 89(1) of the Companies Act 1985 did not apply to any such allotment for the period expiring on the date of the Annual General Meeting of the Company to be held in 2009 or on June 30, 2009, whichever is the earlier (unless previously renewed, varied or revoked by the Company in general meeting), and that “the section 89 amount” for the purposes of Article 12 shall be £82,080,000, and that the power conferred on the Directors by this resolution shall also apply to the sale of treasury shares, which is an allotment of equity securities by virtue of section 94 3(A) of the Companies Act 1985, but with the omission of the words “pursuant to the authority conferred by resolution 13” from this resolution and of the words “Pursuant to and within the terms of the said authority” from Article 12(b).

3)	That the Company be authorized generally and unconditionally to make market purchases (within the meaning of section 163(3) of the Companies Act 1985) on the London Stock

Exchange of up to an aggregate of 984,960,000 ordinary shares of 25p each in its capital, and may hold such shares as treasury shares, provided that:

i)	the minimum price (exclusive of expenses) which may be paid for each ordinary share is not less than 25p;

ii)	the maximum price (exclusive of expenses) which may be paid for each ordinary share shall not be more than the higher of (i) 105 percent of the average of the market values of the ordinary shares (as derived from the Daily Official List of the London Stock Exchange) for the five business days immediately preceding the date on which the purchase is made and (ii) that stipulated by Article 5(1) of the Buy-back and Stabilization Regulation (EC 273/2003); and

iii)	the authority conferred by this resolution shall expire on the date of the Annual General Meeting of the Company to be held in 2009 or on June 30, 2009, whichever is the earlier, (except in relation to any purchase of shares the contract for which was concluded before such date and which would or might be executed wholly or partly after such date).

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of the general terms and provisions of the deposit agreement under which the Bank of New York (the “depositary”) will deliver ADSs. The deposit agreement is among Barclays, The Bank of New York, as the depositary, and all holders from time to time of our American Depositary Receipts (“ADRs”) issued under the deposit agreement (the “deposit agreement”). This summary does not purport to be complete. You should read the entire deposit agreement, which is filed with the SEC as an exhibit to the registration statement on Form F-6, No. 333-146411. You may also read the deposit agreement at the corporate trust office of The Bank of New York in New York City and the office of The Bank of New York in London or obtain it from the SEC as described in “Where You Can Find More Information”.

Depositary

The Bank of New York acts as the depositary. The office of The Bank of New York in London acts as custodian. The depositary’s principal office in New York City is presently located at 101 Barclay Street, 22nd Floor, New York, New York 10286, and the custodian’s office is presently located at One Canada Square, London E14 5AL, England.

American Depositary Receipts

An ADR is a certificate evidencing a specific number of our ADSs, each of which represents ordinary shares. Each ADS represents four ordinary shares, deposited with the London branch of The Bank of New York, as custodian. An ADR may evidence any number of ADSs.

Deposit and Issuance of ADRs

When the custodian has received ordinary shares and applicable fees, charges and taxes, subject to the deposit agreement’s terms, the depositary will execute and deliver at its corporate trust office in New York City to the person(s) specified by the depositor in writing, an ADR or ADRs registered in the name of such person(s) evidencing the number of ADSs corresponding to the ordinary shares.

Withdrawal of Deposited Securities

Upon surrender of ADRs at the depositary’s corporate trust office in New York City and upon payment of the taxes, charges and fees provided in the deposit agreement and subject to its terms, an ADR holder is entitled to delivery, to or upon its order, at the depositary’s corporate trust office in New York City or the custodian’s office in London, of the amount of ordinary shares represented by the ADSs evidenced by the surrendered ADRs. The ADR holder will bear the risk and expense for the forwarding of share certificates and other documents of title to the corporate trust office of the depositary.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions that it receives in respect of deposited ordinary shares to ADR holders, after payment of any charges and fees provided for in the deposit agreement, in proportion to their holdings of ADSs. The cash amount distributed will be reduced by any amounts that Barclays or the depositary must withhold on account of taxes.

If Barclays makes a non-cash distribution in respect of any deposited ordinary shares, the depositary will distribute the property it receives to ADR holders, after deduction or upon payment of any taxes, charges and fees provided for in the deposit agreement, in proportion to their holdings of ADSs. If a distribution that Barclays makes in respect of deposited ordinary shares consists of a dividend in, or free distribution of, ordinary shares, the depositary may, and will, if Barclays requests, distribute to ADR holders, in proportion to their holdings of ADSs, additional ADRs evidencing an aggregate number of ADSs representing the amount of ordinary shares received as such dividend or free distribution. If the depositary does not distribute additional ADRs, each ADS will from then forward also represent the additional ordinary shares distributed in respect of the deposited ordinary shares before the dividend or free distribution.

If the depositary determines that any distribution of property, other than cash or ordinary shares, cannot be made proportionately among ADR holders or if for any other reason, including any requirement that Barclays or the depositary withhold an amount on account of taxes or other governmental charges, the depositary deems that such a distribution is not feasible, the depositary may dispose of all or part of the property in any manner, including by public or private sale, that it deems equitable and practicable. The depositary will then distribute the net proceeds of any such sale (net of any fees and expenses of the depositary provided for in the deposit agreement) to ADR holders as in the case of a distribution received in cash.

Record Date

Whenever any dividend or other distribution becomes payable or shall be made in respect of ordinary shares, or the depositary receives notice of any meeting at which holders of ordinary shares are entitled to vote, the depositary will fix a record date for the determination of the ADR holders who are entitled to receive the dividend or distribution, or to give instructions for the exercise of voting rights at the meeting, subject to the provisions of the deposit agreement. This record date will be as near as practicable to the corresponding record date Barclays sets.

Voting of the Underlying Deposited Securities

When the depositary receives notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, it will, at Barclays written request and as soon as practicable thereafter, mail to the record holders of ADRs a notice including:

•	the information contained in the notice of meeting;

•	a statement that the record holders of ADRs at the close of business on a specified record date will be entitled, subject to any applicable provision of English law, to instruct the depositary as to the exercise of any voting rights pertaining to the ordinary shares represented by their ADSs; and

•	a brief explanation of how the record holders of ADRs may give instructions, including an express indication that the record holders of ADRs may instruct the depositary to give a discretionary proxy to a designated member or members of the Barclays Board if no such instruction is received.

The depositary has agreed that it will endeavor, insofar as practical, to vote or cause to be voted the ordinary shares in accordance with any written non-discretionary instructions of record holders of ADRs that it receives on or before the record date set by the depositary. The depositary will not vote the ordinary shares except in accordance with such instructions or deemed instructions.

If the depositary does not receive instructions from any ADR holder on or before the date the depositary establishes for this purpose, the depositary will deem such holder to have directed the depositary to give a discretionary proxy to a designated member or members of the Barclays Board. However, the depositary will not give a discretionary proxy to a designated member or members of the Barclays Board with respect to any matter as to which Barclays informs the depositary that:

•	Barclays does not wish the proxy to be given;

•	substantial opposition exists; or

•	the rights of holders of the ordinary shares may be materially affected.

Holders of ADRs evidencing ADSs will not be entitled to vote ordinary shares directly.

Inspection of Transfer Books

The depositary will, at its corporate trust office in New York City, keep books for the registration and transfer of ADRs. These books will be open for inspection by ADR holders at all reasonable times. However, this inspection may not be for the purpose of communicating with ADR holders in the interest of a business or object other than Barclays business or a matter related to the deposit agreement or the ADRs.

Reports and Notices

Barclays will furnish the depositary with Barclays annual reports. The depositary will make available at its corporate trust office in New York City, for any ADR holder to inspect, any reports and communications received from Barclays that are both received by the depositary as holder of ordinary shares and made generally available by Barclays to the holders of those ordinary shares. This includes Barclays annual report and accounts. Upon written request, the depositary will mail copies of those reports to ADR holders as provided in the deposit agreement.

On or before the first date on which Barclays gives notice, by publication or otherwise, of:

•	any meeting of holders of ordinary shares;

•	any adjourned meeting of holders of ordinary shares; or

•	the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of, ordinary shares;

Barclays has agreed to transmit to the depositary and the custodian a copy of the notice in the form given or to be given to holders of the ordinary shares. If requested in writing by Barclays, the depositary will, at Barclays expense, arrange for the prompt transmittal or mailing of such notices, and any other reports or communications made generally available to holders of the ordinary shares, to all holders of ADRs evidencing ADSs.

Amendment and Termination of the Deposit Agreement

The form of ADRs evidencing ADSs and any provisions of the deposit agreement relating to those ADRs may at any time and from time to time be amended by agreement between Barclays and the depositary, without the consent of holders of ADRs, in any respect which Barclays may deem necessary or advisable. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of holders of outstanding ADRs evidencing ADSs, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the record holders of those ADRs. Every holder of any ADR at the time an amendment becomes effective, will be deemed to continue to hold the ADR and to consent and agree to the amendment and to be bound by the Barclays deposit agreement or the ADR as amended. No amendment may impair the right of any holder of ADRs to surrender ADRs and receive in return the ordinary shares represented by the ADSs.

Whenever Barclays directs, the depositary has agreed to terminate the deposit agreement as to ADRs evidencing ADSs by mailing a termination notice to the record holders of all ADRs then outstanding at least 30 days before the date fixed in the notice of termination. The depositary may likewise terminate the deposit agreement as to ADRs evidencing ADSs by mailing a termination notice to Barclays and the record holders of all ADRs then outstanding if at any time 90 days shall have expired since the depositary delivered a written notice to Barclays of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADRs evidencing ADSs remain outstanding after the date of any termination, the depositary will then:

•	discontinue the registration of transfers of those ADRs;

•	suspend the distribution of dividends to holders of those ADRs; and

•	not give any further notices or perform any further acts under the Barclays deposit agreement, except those listed below, with respect to those ADRs.

The depositary will, however, continue to collect dividends and other distributions pertaining to the ordinary shares. It will also continue to sell rights and other property as provided in the deposit agreement and deliver ordinary shares, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to it.

At any time after the expiration of one year from the date of termination of the deposit agreement as to ADRs evidencing ADSs, the depositary may sell the ordinary shares then held. The depositary will then hold uninvested the net proceeds of any such sales, together with any other cash then held by it under the deposit agreement in respect of those ADRs, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not previously been surrendered.

Charges of the Depositary

The depositary will charge the party to whom it delivers ADRs against deposits, and the party surrendering ADRs for delivery of ordinary shares or other deposited securities, property and cash, $5.00 or less for each 100, or fraction of 100, ADSs evidenced by the ADRs issued or surrendered. The depositary may charge holders of ADSs a fee for the distribution of securities in an amount equal to the fee that would have been payable if the distributed securities were shares and were deposited for issuance of ADSs. The depositary will charge holders of ADSs a fee of $0.02 or less per ADS per year for depositary services. Barclays will pay all other charges of the depositary and those of any registrar, co-transfer agent and co-registrar under the deposit agreement, but unless otherwise specified, Barclays will not pay:

•	taxes, including issue or transfer taxes, U.K. stamp duty or U.K. SDRT, and other governmental charges;

•	any applicable share transfer or registration fees on deposits or withdrawals of ordinary shares;

•	cable, telex, facsimile transmission and delivery charges which the deposit agreement provides are at the expense of the holders of ADRs or persons depositing or withdrawing ordinary shares;

•	expenses incurred or paid by the depositary in conversion of foreign currency into U.S. dollars; or

•	expenses incurred by the depositary or its agents in connection with servicing the deposited securities.

Holders of ADRs will be responsible for any taxes or other governmental charges payable on their ADRs or on the ordinary shares underlying their ADRs. The depositary may refuse to transfer ADRs or allow holders of ADRs to withdraw the ordinary shares underlying their ADRs until such taxes or other charges are paid. It may apply payments owed to holders of ADRs or sell deposited ordinary shares underlying the ADRs to pay any taxes owed, and holders of ADRs will remain liable for any deficiency. If the depositary sells deposited ordinary shares, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to holders of ADRs any proceeds, or send to holders of ADRs any property, remaining after it has paid the taxes.

General

Neither the depositary nor Barclays will be liable to ADR holders if prevented or forbidden or delayed by any present or future law of any country or by any governmental authority, any present or future provision of Barclays articles of association or of the ordinary shares, or any act of God or war or other circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of each of the depositary and Barclays under the deposit agreement are expressly limited to performing its duties without gross negligence or bad faith.

If any ADSs are listed on one or more stock exchanges in the United States, the depositary will act as registrar or appoint a registrar or one or more co-registrars for registration of the ADRs evidencing the ADSs in accordance with any exchange requirements. The depositary may remove the registrars or co-registrars and appoint a substitute(s).

The ADRs evidencing ADSs are transferable on the books of the depositary or its agent. However, the depositary may close the transfer books as to ADRs evidencing ADSs at any time when it deems it expedient to do so in connection with the performance of its duties or at request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any ordinary shares, the depositary or the custodian may require the person presenting the ADR or depositing the ordinary shares to pay a sum sufficient to reimburse it for any related tax or other governmental charge and any share transfer or registration fee and any applicable fees payable as provided in the deposit agreement. The depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the ordinary shares evidenced by the ADR, and may apply those dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge. The ADR holder will remain liable for any deficiency.

Any ADR holder may be required from time to time to furnish the depositary or the custodian with proof satisfactory to the depositary of citizenship or residence, exchange control approval, information relating to the registration on Barclays books or those that the registrar maintains for Barclays for the ordinary shares in registered form, or other information, to execute certificates and to make representations and warranties that the depositary deems necessary or proper. Until those requirements have been satisfied, the depositary may withhold the delivery or registration of transfer of any ADR or the distribution or sale of any dividend or other distribution or proceeds of any sale or distribution or the delivery of any deposited ordinary shares or other property related to the ADR. The delivery, transfer and surrender of ADRs may be suspended during any period when the transfer books of the depositary are closed or if Barclays or the depositary deems it necessary or advisable.

The deposit agreement and the ADRs are governed by and construed in accordance with the laws of the State of New York.

PRICE HISTORY OF ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES

The following table shows the high and low sales price for the periods indicated, based on mid-market prices at close of business on the London Stock Exchange and the high and low sale price for ADSs as reported on the New York Stock Exchange composite tape.

	25p Ordinary		American Depositary
	Shares		Shares
2008	High	Low	High	Low
	p	p	$	$

By month:
January	508.5	420.75	41.37	33.75
February	520.0	427.5	41.58	33.23
March	462.0	392.5	37.65	31.31
April	504.0	443.75	40.30	35.18
May	476.00	375.00	38.30	29.64
June (through June 24)	365.50	299.75	29.07	23.55
By quarter:
First Quarter 2008	520.0	392.5	41.58	31.31

			American Depositary
	25p Ordinary Shares		Shares
2007	High	Low	High	Low
	p	p	$	$

By month:
December	569.0	499.0	46.90	39.90
By quarter:
First quarter	790.0	673.5	62.46	53.35
Second quarter	756.0	696.0	60.37	55.79
Third quarter	738.5	580.0	60.35	46.61
Fourth quarter	665.5	474.5	54.48	39.86

			American Depositary
	25p Ordinary Shares		Shares
2006	High	Low	High	Low
	p	p	$	$

By quarter:
Fourth quarter	737	676	61.52	51.02
Third quarter	680	586	51.75	42.90
Second quarter	701	588	51.03	43.20
First quarter	684	587.5	48.00	41.80

			American Depositary
	25p Ordinary Shares		Shares
	High	Low	High	Low
	p	p	$	$

2007	790	474.5	62.46	39.86
2006	737	586	61.52	41.80
2005	615	520	47.00	37.16
2004	586	443	45.99	32.78
2003	527	311	36.57	20.30

DESCRIPTION OF THE OFFERING

The discussion that follows is divided into five sections. Section A concerns the subscription by holders of ADSs. Section B concerns the subscription by holders of ordinary shares. Section C concerns share plans and Sharestore. Section D describes dividends and our dividend policy in connection with the offering. Section E describes the dilutive effects of the offering and the approximate holdings of Qatar Investment Authority, Challenger, SMBC, China Development Bank, Temasek and certain other placees following the offering.

Introduction

We are offering to holders of ordinary shares the ability to subscribe for new ordinary shares and, through The Bank of New York, our depositary and ADS subscription agent, to holders of ADSs the ability to subscribe for new ADSs, representing new ordinary shares. The new ordinary shares are being issued globally; only a portion of them are being offered, sold or issued in the United States pursuant to the open offer. In conjunction with the open offer, we are also conducting a firm placing of 168,918,918 new ordinary shares of Barclays to an investor outside the United States. In addition, certain investors outside the United States have severally committed to purchase the ordinary shares that are not subscribed for in the open offer pursuant to the conditional placing. See “Plan of Distribution”.

Section A. Subscription by Holders of ADSs

This section applies to you if you hold ADSs. If you are a holder of ordinary shares in the United States, see “Section B. Subscription by Holders of Ordinary Shares” below.

Timetable

The expected timetable below lists certain important dates relating to the offering to holders of ADSs of new ADSs pursuant to the open offer.(1) If for any reason it becomes necessary to adjust the expected timetable as set out in this document, Barclays will make an appropriate announcement through Mellon Investor Services LLC giving details of the revised dates. All times referred to in this timetable are New York City times.

June 25, 2008	Announcement of open offer
July 2, 2008	ADS record date at 5:00 p.m.
July 3, 2008	Delivery of notices to ADS holders of their entitlements to subscribe for new ADSs commences
July 3, 2008	Subscription period for new ADSs commences at 9:00 a.m.
July 14, 2008	Subscription period for new ADSs expires at 11:00 a.m.
On or around July 22, 2008	Expected date for issuance and delivery of the new ADSs

(1)	Other than the dates prior to the date hereof, all dates are expected and subject to change. No assurance can be given that the issuance and delivery of the new ADSs will not be delayed.

Suspension of Issuance and Cancellation of ADSs

From the announcement of the open offer on June 25, 2008 until 5:00 p.m. on July 2, 2008, the Bank of New York, as depositary of the ADS facility, will suspend the issuance and cancellation of ADSs. Therefore, if a trade to issue new ADSs was initiated prior to June 25, 2008 and scheduled to settle on or following such date, the suspension of the ADS facility on June 25, 2008 will prevent such settlement from occurring, and the party to whom such ADSs will be ultimately issued will not be entitled to participate in the open offer. Please contact Mellon Investor Services LLC, the information agent, for more information.

ADS Open Offer Record Date

The record date for determining those holders of ADSs who are eligible to participate in the open offer is 5:00 p.m. on July 2, 2008. Purchasers of ADSs whose trades settle after the record date on July 2, 2008 will not be entitled to participate in the open offer. For more information, please contact your financial advisor or Mellon Investor Services LLC, the information agent, if you have purchased or sold, or intend to purchase or sell, ADSs prior to the ADS record date in order to determine whether or not you are eligible to participate in the open offer.

ADS Open Offer Subscription Period

The latest date for receipt of completed subscription forms and payment in full of the amount of the deposit in respect of the subscription price for new ADSs as contemplated above pursuant to the open offer will be 11:00 a.m., New York City time, on July 14, 2008. The ADS subscription period starts after and ends before the subscription period for new ordinary shares.

Subscription for new ADSs is irrevocable upon subscription and may not be canceled or modified after such subscription, except in the limited circumstances described below under “— Withdrawal Rights”. Pursuant to the conditional placing, the conditional placees have agreed to take up, at the subscription price, any new ordinary shares not subscribed for by holders of ADSs under the open offer, subject to the conditions described under “Plan of Distribution” herein. The terms of the arrangements between Barclays and the conditional placees are contained in their respective subscription agreements, details of which are set out under “Plan of Distribution”.

ADS Subscription Forms

You have the right to subscribe for 3 new ADSs for every 14 ADSs you own on the ADS record date. We have arranged for our ADS subscription agent, The Bank of New York, to send registered holders of ADSs an ADS subscription form showing the number of new ADSs for which they are entitled to subscribe. If you are a beneficial owner of ADSs, you should contact your financial intermediary through which you hold ADSs to determine the number of new ADSs for which you are entitled to subscribe.

ADS Subscription Agent

The Bank of New York is acting as agent to accept subscriptions to the new ADSs.

Fractional Entitlements

Fractions of new ADSs will not be allotted in the open offer and fractional entitlements under the open offer will be rounded down to the nearest whole number of new ADSs. Accordingly, if you hold fewer than 5 existing ADSs, you will not be entitled to subscribe for any new ADSs.

ADS Subscription Price

The estimated ADS subscription price is $22.23 per new ADS subscribed. As each ADS represents four ordinary shares, the estimated ADS subscription price is four times the U.S. dollar equivalent of the share subscription price, using an exchange rate of $1.9707 per pound sterling (the Federal Reserve Bank of New York’s noon buying rate on June 24, 2008). The actual subscription price per offered ADS will be four times the ordinary share subscription price of 282 pence, translated into U.S. dollars on or about July 15, 2008.

To subscribe for new ADSs, a holder of existing ADSs must deposit with The Bank of New York, the subscription agent for the ADSs, $24.45 per new ADS so subscribed, which represents 110% of the estimated new ADS subscription price. This additional amount over and above the estimated ADS subscription price is to increase the likelihood that the ADS subscription agent will have sufficient funds to pay the actual ADS subscription price in light of a possible appreciation of the pound sterling against the U.S. dollar between the date hereof and the end of the ADS subscription period and to pay foreign currency conversion expenses, the depositary’s issuance fee of $0.02 per new ADS and to meet the cost of the 1.5%

U.K. SDRT payable by the depositary in connection with the issue of the ADSs. If the actual U.S. dollar price, plus the issuance fee, currency conversion expenses and SDRT, is less than the deposit amount, the ADS subscription agent will refund such excess U.S. dollar subscription price to the subscribing ADS holder without interest. If there is a deficiency, the ADS subscription agent will not deliver the offered ADSs to such subscribing ADS holder until it has received payment of the deficiency. The ADS subscription agent may sell a portion of your new ADSs to cover the deficiency if not paid within 14 calendar days from notice of the deficiency.

Method of Subscription and Payment

You may subscribe for the offered ADSs as follows:

Subscription by brokers and banks

If you hold ADSs through DTC, you can subscribe for the new ADSs by delivering completed subscription instructions through DTC’s PTOP Function on the “agent subscriptions over PTS” procedure and instructing DTC to charge your applicable DTC account for the ADS deposit amount for the new ADSs and to deliver such amount to the ADS subscription agent. DTC must receive the subscription instructions and the payment of the ADS deposit amount for the new ADSs so as to allow DTC sufficient time to transmit the subscription instructions and payment of the ADS deposit amount to the ADS subscription agent prior to the expiration of the ADS subscription period. If the deposit amount instructions and payment with respect to the new ADSs are not received by the ADS subscription agent by the end of the ADS subscription period, the ADS subscription agent will not be authorized to, and consequently will not, accept any delivery or exercise of subscription instructions with respect to those ADSs.

Subscription by beneficial owners

If you are a beneficial owner of ADSs and wish to subscribe for new ADSs but are neither a DTC participant nor a registered holder of ADSs, you should timely contact the financial intermediary through which you hold ADSs to arrange for subscription of the new ADSs and to arrange for payment of the ADS deposit amount. You are urged to consult your financial intermediary without delay in case your financial intermediary is unable to act immediately.

Subscription by registered holders

If you are a holder of ADSs registered directly with the depositary, you can subscribe for the new ADSs by delivering to the ADS subscription agent a properly completed ADS subscription form and paying in full the ADS deposit amount for the new ADSs. Payment must be made by certified check or bank draft payable to “The Bank of New York — Barclays PLC ADS Open Offer”.

The properly completed ADS subscription form and payment should be delivered to:

By Mail:	By Overnight Courier or By Hand:
The Bank of New York c/o Mellon Investor Services LLC Attn: Corporate Actions Department P.O. Box 3301 South Hackensack, NJ 07606	The Bank of New York c/o Mellon Investor Services LLC 480 Washington Boulevard Attn: Corporate Actions Department Department — 27th Floor Jersey City, NJ 07310

The ADS subscription agent must receive the ADS subscription form and payment of the ADS deposit amount on or before the end of the ADS subscription period. Deposit in the mail will not constitute delivery to the ADS subscription agent. The ADS subscription agent has discretion to refuse to accept any improperly completed or unexecuted ADS subscription form.

You will elect the method of delivering the ADS subscription form and paying the ADS deposit amount to the ADS subscription agent and you will bear any risk associated with it. If you send the ADS subscription form and payment by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS subscription agent.

Subscriptions and full payment must be received by the ADS subscription agent prior to 11:00 a.m., New York City time, on July 14, 2008.

We and the ADS subscription agent will determine all questions about the timeliness, validity, form and eligibility any subscription for the offered ADSs. In our sole discretion, we may waive any defect or irregularity, or permit you to correct a defect or defects and irregularity within the time we and the ADS subscription agent determine. ADS subscription forms will not be considered received or accepted until we and the ADS subscription agent have waived all irregularities or you have cured them in time. Neither we nor the ADS subscription agent has to notify you of any defect or irregularity in submitting an ADS subscription form. We and the ADS subscription agent will not incur any liability for failing to do so.

By completing and delivering an ADS subscription form, you:

•	represent and warrant that you have the right, power and authority, and have taken all action necessary, to make the subscription under the open offer and to execute, deliver and exercise your rights, and perform your obligations under any contracts resulting therefrom and that you are not a person otherwise prevented by legal or regulatory restrictions from subscribing for the new ADSs or acting on behalf of any such person on a non-discretionary basis;

•	represent and warrant that you were a holder of ADSs as of the ADS record date entitled to subscribe for the new ADSs; and

•	represent and warrant that you are not, nor are you subscribing on behalf of any person who is, a citizen or resident, or which is a corporation, partnership or other entity created or organized in or under any laws, of Australia, Japan or South Africa or any jurisdiction in which the subscription for the new ADSs is prevented by law and you are not subscribing with a view to re-offering, re-selling, transferring or delivering any of the new ADSs which are the subject of your subscription to, or for the benefit of, a person who is a citizen or resident or which is a corporation, partnership or other entity created or organized in or under any laws of Australia, Japan or South Africa or any jurisdiction in which the subscription for new ADS is prevented by law (except where proof satisfactory to us has been provided to us that you are able to accept the invitation by us free of any requirement which we (in our absolute discretion) regard as unduly burdensome), nor acting on behalf of any such person on a non-discretionary basis nor (a) person(s) otherwise prevented by legal or regulatory restrictions from subscribing for new ADSs under the open offer.

If you do not wish to subscribe for any new ADSs under the open offer, you should not complete or return the ADS subscription form.

Unexercised Entitlements

The open offer is not a rights issue. New ADSs not subscribed for under the open offer will not be sold in the open market for the benefit of those who do not subscribe under the open offer, and ADS holders who do not subscribe for new ADSs will have no rights under the open offer. Any new ordinary shares which are not subscribed for by holders of ADSs under the open offer will be issued to the conditional placees pursuant to the conditional placing subject to the terms and conditions of the relevant subscription agreements, with the proceeds retained for the benefit of Barclays. See “Plan of Distribution”.

Partial Subscription for New ADSs

Subject to the requirements for the subscription for new ADSs contained herein:

•	in the event that you are a registered holder of ADSs and you wish to subscribe for only a portion of the new ADSs available to you, you will need to deliver the applicable ADS subscription form to the ADS subscription agent indicating the number of new ADSs subscribed for; or

•	in the event that you are a beneficial owner of ADSs and you wish to subscribe for only a portion of the new ADSs available to you, you will need to instruct the financial intermediary through which you hold your ADSs to subscribe only for the applicable number of new ADSs.

Condition of the Open Offer

The open offer is conditional only on admission of the new ordinary shares to the official list of the U.K. Listing Authority and to trading on the London Stock Exchange becoming effective by not later than 8:00 a.m. on July 22, 2008 (or such later time and/or date as we may determine, not being later than 8:00 a.m. on August 6, 2008). Accordingly, if this condition is not satisfied the open offer will not proceed and any subscriptions made by shareholders will be rejected. In such circumstances, payments will be returned without payment of interest, as soon as practicable thereafter.

Dealings in New ADSs

We will apply to list the new ADSs on the New York Stock Exchange. We expect the listing to become effective on or about July 22, 2008.

Delivery of New ADSs

The ADS depositary will deliver the new ADSs as soon as practicable after the delivery of the underlying new ordinary shares to the depositary’s custodian by credit to its book-entry account in CREST expected to be on or around July 22, 2008.

Ranking

The new ADSs will rank pari passu with the existing ADSs. If you have elected to receive dividends by way of ordinary shares under The Bank of New York’s Global Buy Direct Program in respect of Barclays, this election will continue unless a new election is made to receive a cash dividend. Such new election must be made by September 10, 2008 to be effective for the interim dividend that is intended to be paid on October 1, 2008.

Withdrawal Rights

To the extent reasonably feasible, Barclays will cause the ADS subscription agent to seek to extend to ADS holders who have subscribed into the open offer withdrawal rights if and to the extent that holders of ordinary shares are entitled to exercise or direct the exercise of statutory withdrawal pursuant to applicable U.K. statute (section 87Q(4) of the Financial Services and Markets Act 2000) after the issue by Barclays of a prospectus supplementing its U.K. prospectus that has been approved by the U.K. Listing Authority in connection with the open offer. To exercise any such withdrawal rights, you will have to lodge a written notice of withdrawal within two business days in England and Wales commencing on the business day immediately after the date on which the supplementary prospectus is published, which would be announced by the U.S. information agent, but in any event prior to 11:00 a.m., New York City time, on July 14, 2008. The withdrawal notice must include the full name and address of the person wishing to exercise withdrawal rights. The notice of withdrawal must be deposited by hand only (during normal business hours only) with The Bank of New York, as ADS subscription agent, at 480 Washington Blvd., 27th Floor, Jersey City, New Jersey, 07310 or sent by facsimile at 201-680-4626 to the ADS subscription agent so as to be received before the end of the withdrawal period. If the person exercising withdrawal rights has deposited an ADS subscription form, the withdrawal notice must include an original signature signed in the same manner as the related ADS subscription form. Notice of withdrawal given by any other means or which is deposited with the ADS subscription agent after the expiry of such period will not constitute a valid withdrawal. In no case will Barclays permit the exercise of withdrawal rights after payment by the relevant person for new ADSs subscribed for in full and the allotment of such new ADSs to such person has become unconditional (as a result of the condition described above under “— Condition of the Open Offer” having been satisfied) save to the extent required by U.K. law. In such event, holders of ADSs are advised to seek independent legal advice.

The Information Agent and ADS Holder Helpline

Mellon Investor Services LLC is acting as information agent for the ADS open offer. If you have any questions on the subscription of new ADSs, please telephone 1-877-282-6527 (toll-free from the United States and Canada) or 1-201-680-6579 (collect from outside the United States and Canada). This helpline is available from 9:00 a.m. to 7:00 p.m. (New York City time) Monday to Friday.

Please note that the helpline will only be able to provide you with information contained in the prospectus, and will not be able to give advice on the merits of the open offer or to provide financial advice.

Section B. Subscription by Holders of Ordinary Shares

This section applies to you if you hold ordinary shares in certificated form and not ADSs.

If you hold your shares in uncertificated form in CREST, the U.K. system of paperless settlement of trades and the holder of uncertificated securities (“CREST”) operated by Euroclear U.K. & Ireland Limited, the operator of CREST, the procedures for subscribing for new ordinary shares in the open offer are different from those described in this Section B. If you hold your shares in uncertificated form via CREST, you should contact your financial intermediary or nominee through which you hold your shares for more information to subscribe for new ordinary shares. If you do not know whether you hold your ordinary shares in certificated form or in CREST, you should contact Mellon Investor Services LLC by calling toll-free from the United States and Canada at 1-877-282-6527 or collect from outside the United States and Canada at 1-201-680-6579.

Timetable

The timetable for the offering is envisaged as follows.(1) If for any reason it becomes necessary to adjust the expected timetable as set out in this document, Barclays will make an appropriate announcement through Mellon Investor Services LLC giving details of the revised dates. All times referred to in this timetable are London time.

June 24, 2008	Record date and entitlement under the open offer (close of business)
June 25, 2008	Announcement and publication of prospectus and subscription forms
June 26, 2008	Ex-entitlement date for the open offer
July 10, 2008	Recommended latest time and date for requesting withdrawal of entitlements to subscribe in the open offer from CREST (4:30 p.m.)
July 14, 2008	Latest time and date for depositing entitlements to subscribe in the open offer into CREST (3:00 p.m.)
July 15, 2008	Latest time and date for splitting subscription forms (to satisfy bona fide market claims only) (3:00 p.m.)
July 17, 2008	Latest time and date for receipt of completed subscription forms and payment in full under the open offer and settlement of relevant CREST instruction (as appropriate) (11:00 a.m.)
July 22, 2008	Admission and commencement of dealings in new ordinary shares (8:00 a.m.)
July 25, 2008	Dispatch of definitive share certificates for new ordinary shares in certificated form

(1)	Other than the dates prior to the date hereof, all dates are expected and subject to change. No assurance can be given that the issuance and delivery of the new ordinary shares will not be delayed.

Ordinary Share Open Offer Record Date

The record date for determining those holders of ordinary shares who are eligible to participate in the ordinary share open offer is close of business in London on June 24, 2008.

Ordinary Share Open Offer Subscription Period

Completed ordinary share subscription forms and payment should be returned so as to be received by Equiniti Limited, the ordinary share registrar (the “Registrar”), no later than 11:00 a.m., London time, on July 17, 2008.

Subscription for new ordinary shares is irrevocable upon subscription and may not be cancelled or modified after such subscription, except for the limited circumstances as described below under “— Withdrawal Rights”. The conditional placees have agreed subject to the conditions described under “Plan of Distribution” herein to subscribe for the new ordinary shares offered in the open offer and not taken up by valid subscriptions by shareholders under the open offer at the issue price. The terms of the arrangements between Barclays and the conditional placees are contained in their respective subscription agreements, details of which are set out under “Plan of Distribution”.

Ordinary Share Subscriptions

You have the right to subscribe for up to 3 new ordinary shares for every 14 ordinary shares you own on the ordinary share record date.

You may subscribe for any number of new ordinary shares up to and including your pro rata entitlement which is equal to the number of new ordinary shares shown on your ordinary share subscription form. No subscription for new ordinary shares in excess of this pro rata entitlement will be met and any shareholder so subscribing, and whose subscription is otherwise valid in all respects, will be deemed to have subscribed for the maximum entitlement as specified on the ordinary share subscription form, or as otherwise notified to him or her (and any monies received in excess of the amount due will be returned to the shareholder, without interest as soon as practicable thereafter by way of check at the shareholder’s sole risk).

Bona Fide Market Claims

Subscriptions to acquire new ordinary shares may only be made on the ordinary share subscription form and may only be made by the holder of ordinary shares named in it or by a person entitled by virtue of a bona fide market claim in relation to a purchase of existing ordinary shares through the market prior to the date upon which the existing ordinary shares were marked “ex” the entitlement to participate in the open offer. Ordinary share subscription forms may not be assigned, transferred or split, except to satisfy bona fide market claims up to 3:00 p.m., London time, on July 15, 2008. The ordinary share subscription form is not a negotiable document and cannot be separately traded. If you are a holder of ordinary shares who has sold or otherwise transferred all or part of your holding of existing ordinary shares prior to the date upon which the existing ordinary shares were marked “ex” the entitlement to participate in the open offer, you should consult your broker or other professional adviser as soon as possible, as the invitation to acquire new ordinary shares under the open offer may be a benefit which may be claimed by the transferee. If you have sold all or part of your registered holdings, you should complete Box 4 on the ordinary share subscription form that you may have received and immediately send it to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. The ordinary share subscription form should not, however, be forwarded to or transmitted in or into Australia, Japan or South Africa. You should follow the procedures set out in the accompanying ordinary share subscription form.

Procedures for Subscription

You may subscribe for all or any of the new ordinary shares to which you are entitled and should complete the ordinary share subscription form in accordance with the instructions printed on it. Completed ordinary share subscription forms should be posted in the accompanying reply-paid envelope or returned by post or by hand (during normal office hours in London only) to the Registrar to Barclays PLC, Corporate Actions, The Causeway, Worthing, West Sussex BN99 6DA (who will act as receiving agent in connection with the open offer for new ordinary shares) so as to be received by the Registrar by no later than 11:00 a.m., London time, on July 17, 2008, after which time the subscriptions will not be valid. Subscriptions, once made, will be irrevocable and receipt thereof will not be acknowledged.

Completed ordinary share subscription forms should be returned with a check or banker’s draft drawn in sterling on a bank or building society in the U.K. which is either a member of the Check and Credit Clearing Company Limited or the CHAPS Clearing Company Limited or a member of either of the committees of the Scottish or Belfast Clearing Houses or which has arranged for its check and banker’s drafts to be cleared through facilities provided by any of those companies or committees. Such checks or banker’s drafts must bear the appropriate sort code in the top right-hand corner and must be for the full amount payable on application. Checks should be drawn on a personal account in respect of which the shareholder has sole or joint title to the funds and should be made payable to “Barclays PLC — Open Offer” and crossed “A/C Payee Only”. Third party checks (other than building society checks or banker’s drafts where the building society or bank has confirmed that the relevant shareholder has title to the underlying funds) will be subject to the Money Laundering Regulations which would delay you from receiving their new ordinary shares (see “— Money Laundering Regulations” below). Payments via CHAPS, BACS or electronic transfer will not be accepted.

Checks and banker’s drafts will be presented for payment on receipt and it is a term of the open offer for new ordinary shares that checks and banker’s drafts will be honored on first presentation. We may elect to treat as valid or invalid any subscriptions made by eligible shareholders in respect of which checks are not so honored. If checks or banker’s drafts are presented for payment before the conditions of the placing and open offer are fulfilled, the subscription monies will be kept in a separate interest bearing bank account with any interest being retained for us until all conditions are met. If the placing and open offer do not become unconditional, no new ordinary shares will be issued, and all monies will be returned (at the subscriber’s sole risk), without payment of interest, to subscribers as soon as practicable following the lapse of the placing and open offer.

If you are a beneficial owner of ordinary shares and you wish to subscribe for new ordinary shares, you should timely contact the financial intermediary through which you hold ordinary shares to arrange for the subscription of the new ordinary shares and to arrange payment of the new ordinary shares.

We may in our sole discretion, but shall not be obliged to, treat an ordinary share subscription form as valid and binding on the person by whom or on whose behalf it is lodged, even if not completed in accordance with the relevant instructions or not accompanied by a valid power of attorney where required, or if it otherwise does not strictly comply with the terms and conditions of the open offer. We further reserve the right (but shall not be obliged) to accept either:

•	ordinary share subscription forms received after 11:00 a.m., London time, on July 17, 2008; or

•	ordinary share subscriptions in respect of which remittances are received before 11:00 a.m., London time, on July 17, 2008 from authorized persons (as defined in the U.K. Financial Services and Markets Act 2000) specifying the new ordinary shares subscribed for and undertaking to lodge the ordinary share subscription form in due course but, in any event, within two business days.

Multiple ordinary share subscription forms will not be accepted. All documents and remittances sent by post by or to you (or as you may direct) will be sent at your own risk.

By completing and delivering an ordinary share subscription form, you:

•	represent and warrant that you have the right, power and authority, and have taken all action necessary, to make the application under the open offer and to execute, deliver and exercise your rights, and perform your obligations under any contracts resulting therefrom and that you are not a person otherwise prevented by legal or regulatory restrictions from subscribing for the new ordinary shares or acting on behalf of any such person on a non-discretionary basis;

•	agree that all subscriptions under the open offer and contracts resulting therefrom shall be governed by and construed in accordance with the laws of England;

•	represent and warrant that you are a qualifying shareholder originally entitled to subscribe for the new ordinary shares or that you received such entitlements by virtue of a bona fide market claim;

•	represent and warrant that if you have received some or all of your entitlement to subscribe to new ordinary shares from a person other than us, you are entitled to subscribe under the open offer in relation to such entitlements by virtue of a bona fide market claim;

•	request that the new ordinary shares, to which you will become entitled, be issued to you on the terms set out in this prospectus and the ordinary share subscription form;

•	represent and warrant that you are not, nor are you subscribing on behalf of any person who is, a citizen or resident, or which is a corporation, partnership or other entity created or organized in or under any laws, of Australia, Japan or South Africa or any jurisdiction in which the subscription for the new ordinary shares is prevented by law and you are not subscribing with a view to re-offering, re-selling, transferring or delivering any of the new ordinary shares which are the subject of your subscription to, or for the benefit of, a person who is a citizen or resident or which is a corporation, partnership or other entity created or organized in or under any laws of Australia, Japan or South Africa or any jurisdiction in which the subscription for new ordinary shares is prevented by law (except where proof satisfactory to us has been provided to us that you are able to accept the invitation by us free of any requirement which it (in its absolute discretion) regards as unduly burdensome), nor acting on behalf of any such person on a non-discretionary basis nor (a) person(s) otherwise prevented by legal or regulatory restrictions from subscribing for new ordinary shares under the open offer; and

•	represent and warrant that you are not, nor are you subscribing as nominee or agent for, a person who is or may be liable to notify and account for tax under the U.K. Stamp Duty Reserve Tax Regulations 1986 at any of the increased rates referred to in section 93 (depository receipts) or section 96 (clearance services) of the U.K. Finance Act 1986.

If you do not wish to subscribe for any new ordinary shares under the open offer, you should not complete or return the ordinary share subscription form.

Deposits into, and Withdrawals from, CREST

If you have received an ordinary share subscription form in respect of your entitlement to new ordinary shares, you can convert your entitlement into an uncertificated entitlement by depositing such entitlement into CREST. Normal CREST procedures (including timings) apply in relation to any such deposit, subject to the conditions as set out in the ordinary share subscription form. Similarly, entitlements to subscribe for new ordinary shares held in CREST may be withdrawn from CREST so that the entitlement under the open offer is reflected in an ordinary share subscription form. For more information on the procedure to deposit your entitlements into CREST and to then subscribe for new ordinary shares via CREST or to withdraw your entitlement from CREST, contact your nominee for advice on how to take such actions. If you do not have a nominee that is a sponsor of CREST, contact Mellon Investor Services LLC, the information agent, for more information.

Fractional Entitlements

Fractions of new ordinary shares will not be allotted in the open offer and fractional entitlements under the open offer will be rounded down to the nearest whole number of new ordinary shares. Accordingly, if you hold fewer than 5 existing ordinary shares, you will not be entitled to subscribe for any new ordinary shares.

Ordinary Share Issue Price

You will need to pay the ordinary share issue price of 282 pence for each new ordinary share that you wish to subscribe for. The issue price of 282 per new ordinary share represents a 9.3% discount to the closing mid-market price of 310.75 per ordinary share on June 24, 2008.

Method of Subscription and Payment

Shareholders who hold their existing ordinary shares in certificated form will be allotted new ordinary shares in certificated form. Shareholders who hold part of their existing ordinary shares in uncertificated form will be allotted new ordinary shares in uncertificated form to the extent that their entitlement to new ordinary shares arises as a result of holding existing ordinary shares in uncertificated form.

If you do not wish to subscribe for new ordinary shares, you should neither complete nor return the ordinary share subscription form.

All payments must be in pounds sterling.

Withdrawal Rights

Under U.K. statute (section 87Q(4) of the Financial Services and Markets Act 2000), persons are entitled to exercise or direct the exercise of statutory withdrawal after the issue by Barclays of a prospectus supplementing its U.K. prospectus that has been approved by the U.K. Listing Authority in connection with the open offer. To exercise any such withdrawal right, you will have to lodge a written notice of withdrawal within two business days in England and Wales commencing on the business day immediately after the date on which the supplementary prospectus is published, which would be announced by the U.S. information agent. The withdrawal notice must include the full name and address of the person wishing to exercise statutory withdrawal rights. If such persons hold their ordinary shares through CREST, they should contact their financial intermediary for more information on the procedure to exercise withdrawal rights in these circumstances. The notice of withdrawal must be deposited by hand only (during normal business hours only) with the Registrar to Barclays PLC, Corporate Actions, The Causeway, Worthing, West Sussex BN99 6DA or by facsimile to Registrar (please call the Registrar on 0871 384 2903 or, if calling from outside the U.K. on +44121 415 0250 for further details) so as to be received before the end of the withdrawal period. Notice of withdrawal given by any other means or which is deposited with the Registrar after the expiry of such period will not constitute a valid withdrawal, provided that Barclays will not permit the exercise of withdrawal rights after payment by the relevant person for new ordinary shares subscribed for in full and the allotment of such new ordinary shares to such person becoming unconditional save to the extent required by statute. In such event, shareholders are advised to seek independent legal advice.

Condition of the Open Offer

The open offer is conditional only on admission of the new ordinary shares to the official list of the U.K. Listing Authority and to trading on the London Stock Exchange becoming effective by not later than 8:00 a.m., London time, on July 22, 2008 (or such later time and/or date as the Company may determine, not being later than 8:00 a.m. on August 6, 2008). Accordingly, if this condition is not satisfied the open offer will not proceed and any subscriptions made by shareholders will be rejected. In such circumstances, payments will be returned without payment of interest, as soon as practicable thereafter.

Unexercised Entitlements

The open offer is not a rights offer. New ordinary shares not subscribed for under the open offer will not be sold in the open market for the benefit of those who do not apply under the open offer and ordinary shareholders will have no rights under the open offer. Your entitlement to subscribe for new ordinary shares is not transferable, except in limited circumstances in connection with bona fide market claims as discussed above under “— Bona Fide Market Claims.” Any new ordinary shares which are not subscribed for by holders of ordinary shares under the open offer will be issued to the conditional placees subject to the terms and conditions of the relevant subscription agreements, with the proceeds retained for the benefit of Barclays. See “Plan of Distribution.”

Dealings in New Ordinary Shares

We will apply for admission of the new ordinary shares to listing on the official list of the U.K. Listing Authority and to trading on the London Stock Exchange. It is expected that the admission to listing on the official list of the U.K. Listing Authority and to trading on the London Stock Exchange become effective on July 22, 2008 and that dealings for normal settlement in the new ordinary shares will commence at 8:00 a.m., London time, on the same day.

Delivery of New Ordinary Shares

Share certificates in respect of the new ordinary shares validly applied for are expected to be dispatched by post by July 25, 2008. No temporary documents of title will be issued; pending the issue of definitive certificates, transfers will be certified against the U.K. share register of Barclays. All documents or remittances sent by or to applicants, or as they may direct, will be sent through the post at their own risk.

Ranking

When issued and fully paid, the new ordinary shares will rank pari passu with the existing ordinary shares.

The Information Agent and Shareholder Helpline

Mellon Investor Services LLC is acting as information agent for the open offer for new ordinary shares. If you have any questions on the subscription of new ordinary shares, please telephone 1-877-282-6527 (toll-free from the United States and Canada) or 1-201-680-6579 (collect from outside the United States and Canada). This helpline is available from 9:00 a.m. to 7:00 p.m. (New York City time) Monday to Friday.

Please note that the helpline will only be able to provide you with information contained in the prospectus, and will not be able to give advice on the merits of the open offer or to provide financial advice.

Money Laundering Regulations

To ensure compliance with the U.K. Money Laundering Regulations 1993 (SI 1993 No. 1933), as amended, and the U.K. Money Laundering Regulations 2003 (SI 2003 No. 3075) (the “Money Laundering Regulations”), the Registrar may require, at its absolute discretion, verification of the identity of the person by whom or on whose behalf the ordinary share subscription form is lodged with payment (which requirements are referred to below as the “verification of identity requirements”). If the ordinary share subscription form is submitted by a U.K. regulated broker or intermediary acting as agent and which is itself subject to the Money Laundering Regulations, any verification of identity requirements are the responsibility of such broker or intermediary and not of the Registrar. In such case, the lodging agent’s stamp should be inserted on the ordinary share subscription form.

The person lodging the ordinary share subscription form with payment and in accordance with the other terms as described above (the “acceptor”), including any person who appears to the Registrar to be acting on behalf of some other person, accepts the open offer in respect of such number of new ordinary shares as is referred to therein shall thereby be deemed to agree to provide the Registrar with such information and other evidence as the Registrar may require to satisfy the verification of identity requirements.

If the Registrar determines that the verification of identity requirements apply to any acceptor or application, the relevant new ordinary shares (notwithstanding any other term of the open offer) will not be issued to the relevant acceptor unless and until the verification of identity requirements have been satisfied in respect of that acceptor or application. The Registrar is entitled, in its absolute discretion, to determine whether the verification of identity requirements apply to any acceptor or application and whether such requirements have been satisfied, and neither the Registrar nor the Company will be liable to any person for any loss or damage suffered or incurred (or alleged), directly or indirectly, as a result of the exercise of such discretion.

If the verification of identity requirements apply, failure to provide the necessary evidence of identity within a reasonable time may result in delays in the delivery of share certificates or in crediting CREST accounts. If, within a reasonable time following a request for verification of identity, the Registrar has not received evidence satisfactory to it as aforesaid, the Company may, in its absolute discretion, treat the relevant application as invalid, in which event the monies payable on acceptance of the open offer will be returned (at the acceptor’s risk) without interest to the account of the bank or building society on which the relevant check or banker’s draft was drawn.

Submission of an ordinary share subscription form with the appropriate remittance will constitute a warranty from the applicant that the Money Laundering Regulations will not be breached by application of such remittance.

The verification of identity requirements will not usually apply:

(i)	if the applicant is an organization required to comply with the Money Laundering Directive (the Council Directive on prevention of the use of the financial system for the purpose of money laundering (no. 91/308/EEC)); or

(ii)	if the acceptor is a regulated United Kingdom broker or intermediary acting as agent and is itself subject to the Money Laundering Regulations; or

(iii)	if the subscriber (not being a subscriber who delivers his subscription in person) makes payment by way of a check drawn on an account in the subscriber’s name; or

(iv)	if the aggregate subscription price for the new ordinary shares is less than €15,000 (approximately £12,000).

In other cases the verification of identity requirements may apply. Satisfaction of these requirements may be facilitated in the following ways:

(a)	if payment is made by check or banker’s draft in sterling drawn on a branch in the United Kingdom of a bank or building society which bears a U.K. bank sort code number in the top right hand corner the following applies. Checks should be made payable to “Barclays PLC — Open Offer” and crossed “A/C Payee Only”. Third party checks will not be accepted with the exception of building society checks or bankers’ drafts where the building society or bank has confirmed the name of the account holder by stamping or endorsing the checks/bankers’ draft to such effect. However, third party checks will be subject to the Money Laundering Regulations which would delay shareholders receiving their new ordinary shares. The account name should be the same as that shown on the ordinary share subscription form; or

(b)	if the ordinary share subscription form is lodged with payment by an agent which is an organization of the kind referred to in (i) above or which is subject to anti-money laundering regulation in a country which is a member of the Financial Action Task Force (the non-European Union members of which are Argentina, Australia, Brazil, Canada, China, Gibraltar, Hong Kong, Iceland, Japan, Mexico, New Zealand, Norway, Russian Federation, Singapore, South Africa, Switzerland, Turkey, U.K. Crown Dependencies and the U.S. and, by virtue of their membership of the Gulf Cooperation Council, Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates), the agent should provide with the ordinary share subscription form written confirmation that it has that status and a written assurance that it has obtained and recorded evidence of the identity of the person for whom it acts and that it will on demand make such evidence available to the Registrar. If the agent is not such an organization, it should contact the Registrar at Corporate Actions, The Causeway, Worthing, West Sussex BN99 6DA.

To confirm the acceptability of any written assurance referred to in (b) above, or in any other case, the acceptor should contact the Registrar. The telephone number of the Registrar is 0871 384 2903 or +44 121 415 0250 if calling from outside the United Kingdom.

If the ordinary share subscription form(s) is/are in respect of new ordinary shares with an aggregate subscription price of €15,000 (approximately £12,000) or more and is/are lodged by hand by the acceptor in person, or if the ordinary share subscription form(s) in respect of new ordinary shares is/are lodged by hand by the acceptor and the accompanying payment is not the acceptor’s own check, he or she should ensure that he or she has with him or her evidence of identity bearing his or her photograph (for example, his or her passport) and separate evidence of his or her address.

If, within a reasonable period of time following a request for verification of identity, and in any case by no later than 11:00 a.m., London time, on July 17, 2008, the Registrar has not received evidence satisfactory to it as aforesaid, the Registrar may, at its discretion, as agent of the Company, reject the relevant subscription, in which event the monies submitted in respect of that subscription will be returned without interest to the account at the drawee bank from which such monies were originally debited (without prejudice to the rights of the Company to undertake proceedings to recover monies in respect of the loss suffered by it as a result of the failure to produce satisfactory evidence as aforesaid).

Section C. Share Plans and Sharestore

U.S. participants in the following employee share plans and U.S. participants holding through the Barclays-sponsored Sharestore nominee program will be able to participate in the open offer.

Barclays Group Share Incentive Plan (“Sharepurchase”).  Sharepurchase participants in the United States are being given the opportunity to subscribe for new ordinary shares in the open offer. Qualifying participants will be informed by the Sharepurchase trustee or a nominee on their behalf of their entitlement and will be required to complete a subscription form provided to them by the trustee if they elect to participate in the open offer. The subscription form will include the same representations described above under “Section B. Subscription by Holders of Ordinary Shares — Procedures for Subscription.” If you are a U.S. Sharepurchase participant, you may contact the Registrar for more information at +44 121 415 0250.

Barclays PLC Executive Share Award Scheme (“ESAS/EPP”).  U.S. participants under our ESAS/EPP are being given the opportunity to subscribe for new ordinary shares in the open offer. Such participants may subscribe for new ordinary shares in respect of ordinary shares that have been released following the third anniversary of their ESAS/EPP awards and that are held on their behalf by Appleby Nominees (Jersey) Limited (the “ESAS/EPP Nominee”), as nominee. Such participants may instruct the ESAS/EPP Nominee to subscribe for new ordinary shares on their behalf using an instruction form that the ESAS/EPP Nominee will provide them. ESAS/EPP participants should send their completed instruction form and corresponding payment to the ESAS/EPP Nominee in accordance with the dates communicated to them by the ESAS/EPP Nominee. If you are a U.S. ESAS/EPP participant, you may contact the ESAS/EPP Nominee for more information at +44 1534 818 450.

Sharestore.  U.S. beneficial owners of ordinary shares, who hold their shares through the Barclays-sponsored Sharestore nominee program, may participate in the open offer by instructing the Sharestore nominee, Equiniti Corporate Nominees Limited (the “Sharestore Nominee”), to subscribe for new ordinary shares in the open offer on their behalf using an instruction form that the Sharestore Nominee will provide them. The subscription form will include the same representations described above under “Section B. Subscription by Holders of Ordinary Shares — Procedures for Subscription.” If you are a Sharestore member, you may contact the Sharestore Nominee for more information at 0871 384 2903, if calling from inside the U.K., or at +44 121 415 0250, if calling from outside the U.K.

Section D. Dividends and Dividend Policy

The new ordinary shares and new ADSs will rank pari passu with the existing ordinary shares and existing ADSs, respectively, for all dividends and other distributions (if any) declared, paid or made by us following admission of the new ordinary shares to the official list of the U.K. Listing Authority and to trading on the London Stock Exchange, including the right to receive any dividend payable in respect of the six months ending June 30, 2008. We expect to maintain the 2008 interim dividend at 11.5 pence per ordinary share (2007: 11.5 pence).

Our policy is to pay cash dividends (unless the relevant shareholder has elected under the Dividend Reinvestment Plan or the relevant ADS holder has elected under The Bank of New York’s Global Buy Direct Program, as applicable, to receive ordinary shares instead) and to grow dividends per ordinary share broadly in line with the rate of growth in underlying earnings per ordinary share and for dividends to be broadly twice covered by earnings. We continue to believe that the policy remains appropriate given the strength of Barclays diversified businesses and the ability to generate sustainable long-term returns.

We anticipate that, in the short term, underlying earnings per ordinary share may be lower as a consequence of the issuance of the new ordinary shares, including the new ADSs. It is our current intention, in the absence of unforeseen circumstances, to continue the payment of dividends in cash and at the dividend per ordinary share levels declared in respect of 2007, until such time as dividends are more than twice covered by earnings.

Section E. Dilution and Estimated Ownership of Certain Investors

Dilution.  Following the issue of the new ordinary shares, in the form of ordinary shares and in the form of ADS, to be allotted pursuant to the placing and open offer, holders of ordinary shares and ADSs who take up their full entitlements in respect of the open offer will suffer a dilution of 2.1% to their interests in Barclays. Holders of ordinary shares and ADSs who do not take up any of their entitlements in respect of the open offer will suffer a dilution of approximately 19.4% to their interests in Barclays.

Estimated Ownership of Certain Investors.  Following allotment and issue of all of the new ordinary shares pursuant to the firm placing and the placing and open offer, Qatar Investment Authority will hold up to a maximum of 625,426,689 ordinary shares, depending upon the outcome of the open offer. This will give Qatar Investment Authority a holding of up to approximately 7.7% of the ordinary shares of Barclays expected to be in issue following the firm placing and the placing and open offer.

Following allotment and issue of all of the new ordinary shares pursuant to the firm placing and the placing and open offer, Challenger will hold up to a maximum of 189,007,092 ordinary shares, depending upon the outcome of the open offer. This will give Challenger a holding of up to approximately 2.3% of the ordinary shares of Barclays expected to be in issue following the firm placing and placing and open offer.

Following allotment and issue of all of the new ordinary shares pursuant to the firm placing and the placing and open offer, SMBC will hold 168,918,918 ordinary shares, approximately 2.1% of the ordinary shares of Barclays expected to be in issue following the firm placing and the placing and open offer.

Following allotment and issue of all the new ordinary shares pursuant to the firm placing and the placing and open offer, China Development Bank will hold at least 244,543,650 ordinary shares (being the existing ordinary shares held by China Development Bank and the new ordinary shares which it has undertaken to take up in respect of its entitlement to subscribe for such shares under the open offer) and up to a maximum of 249,723,071 ordinary shares, depending upon the outcome of the open offer. This will give China Development Bank a holding of between approximately 3.0% and 3.1% of the ordinary shares of Barclays expected to be in issue following the firm placing and the placing and open offer.

Following allotment and issue of all of the new ordinary shares pursuant to the firm placing and the placing and open offer, Temasek will hold at least 135,454,396 ordinary shares (being the existing ordinary shares held by Temasek) and up to a maximum of 233,893,403 ordinary shares, depending upon the outcome of the open offer (assuming that Temasek takes up its entitlement to subscribe for new ordinary shares in full under the open offer and its maximum commitment under the Temasek Subscription Agreement (2008)). This will give Temasek a holding of between approximately 1.7% and 2.9% of the ordinary shares of Barclays expected to be in issue following the firm placing and the placing and open offer.

The potential holdings of the certain other placees are set out in “Plan of Distribution — Subscription Agreements — Placing Agreements”.

TAX CONSIDERATIONS

Investors are urged to consult their own legal, financial or tax advisors with respect to their individual tax consequences relating to the open offer.

The observations below are of a general and summary nature only and are not meant to replace competent professional advice. Individual situations of shareholders may vary from the description made below.

U.S. Tax Considerations

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE OPEN OFFER ENTITLEMENTS AND NEW ORDINARY SHARES OR ADSs, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

This section describes the material United States federal income tax consequences of the open offer to shareholders and of owning the new ordinary shares or ADSs. It applies only to a shareholder who is a U.S. holder (as defined below), that acquires the new ordinary shares or ADSs in the open offer and holds its new ordinary shares or ADSs as capital assets for tax purposes. This section does not apply to a shareholder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person liable for alternative minimum tax;

•	a person that actually or constructively owns 10% or more of our voting stock;

•	a person that holds the new ordinary shares or ADSs as part of a straddle or a hedging or conversion transaction; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions all as currently in effect, as well as on the Double Taxation Convention between the U.K. and U.S. as entered into force in March 2003 (the “Treaty”). These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the ADR depositary and the assumption that each obligation of the deposit agreement and any related agreement will be performed in accordance with its terms

You are a U.S. holder if you are a beneficial owner of the new ordinary shares or ADSs and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the new ordinary shares or ADSs, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the new ordinary shares or ADSs should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the new ordinary shares or ADSs.

In general, and taking into account the earlier assumptions, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the new ordinary shares represented by those ADRs. Exchanges of new ordinary shares for ADRs, and ADRs for new ordinary shares, generally will not be subject to United States federal income tax.

Consequences of the Open Offer

The entitlement to subscribe for new ordinary shares or ADSs under the open offer should not be taxable to the shareholders. The receipt of new ordinary shares or ADSs from Barclays by a shareholder that subscribed for the new ordinary shares or ADSs, pursuant to the terms of the open offer, should not be taxable.

The tax basis in the entitlement should be zero unless a shareholder properly elects in its tax return for the taxable year in which the entitlement to apply for new ordinary shares or ADSs is offered, to allocate the tax basis of the shareholder’s existing ordinary shares or ADSs held before the open offer between the existing ordinary shares or ADSs and the entitlements in proportion to their respective fair market values. The tax basis in each new ordinary share or ADSs received when the shareholder subscribes to the new ordinary shares or ADSs under the open offer will equal the subscription price plus the tax basis, if any, for the entitlement.

The holding period of the new ordinary shares or ADSs received from Barclays by a shareholder that subscribed to the new ordinary shares or ADSs under the open offer should begin on the day the shareholder receives the new ordinary share.

The New Ordinary Shares

Dividends and Distribution.  Subject to the passive foreign investment company rules discussed below, a shareholder will include in its gross income the gross amount of any dividend paid by Barclays out of its current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, as ordinary income when the dividend is actually or constructively received by the U.S. holder. Dividends paid to a non-corporate shareholder in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to the holder at a maximum rate of 15%, provided that the holder has a holding period in the new ordinary shares or ADSs of 61 days or more during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends paid by Barclays with respect to the new ordinary shares or ADSs will generally be qualified dividend income.

Dividends will be income from sources outside the United States for foreign tax credit limitation purposes, and will, depending on the shareholder’s circumstances, generally be “passive income” for purposes of computing the foreign tax credit allowable (except in the case of certain financial institutions). Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% rate. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

The amount of the dividend distribution included in income of a shareholder will be the U.S. dollar value of pound sterling payments made, determined at the spot pound sterling/U.S. dollar rate on the date such dividend distribution is included in the income of the shareholder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend distribution is included in income to the date such dividend distribution is converted into U.S. dollars will be treated as ordinary income or loss. Such gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of the shareholder’s basis in its new ordinary shares and thereafter as capital gain.

Stock dividends to shareholders that are made as part of a pro rata distribution to all shareholders, including non-U.S. holders, of Barclays generally will not be subject to United States federal income tax.

Transfers of New Ordinary Shares.  Subject to the passive foreign investment company rules discussed below, a shareholder that sells or otherwise disposes of new ordinary shares or ADSs generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the tax basis, determined in U.S. dollars, in the new ordinary shares. Capital gain of a non-corporate shareholder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% if the new ordinary shares or ADSs were held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules.  Barclays believes that new ordinary shares or ADSs should not be treated as stock of a passive foreign investment company for United States federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. In general, Barclays will be a passive foreign investment company with respect to a U.S. holder if, for any taxable year in which the shareholder held new ordinary shares or ADSs, either (i) at least 75% of the gross income of Barclays for the taxable year is passive income or (ii) at least 50% of the value, determined on the basis of a quarterly average, of Barclays assets is attributable to assets that produce or are held for the production of passive income (including cash). If Barclays were to be treated as a passive foreign investment company, then unless a shareholder makes a mark-to-market election, gain realized on the sale or other disposition of new ordinary shares or ADSs would in general not be treated as capital gain. Instead, a shareholder would be treated as if the holder had realized such gain and certain “excess distributions” ratably over the holder’s holding period for the shares or ADSs and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. In addition, dividends received from Barclays would not be eligible for the preferential tax rate applicable to qualified dividend income if Barclays were to be treated as a passive foreign investment company either in the taxable year of the distribution or the preceding taxable year, but would instead be taxable at rates applicable to ordinary income.

Information Reporting and Backup Withholding.  Generally dividends and distributions made on new ordinary shares or ADSs and proceeds from a sale, exchange, retirement or other taxable disposition of the new ordinary shares or ADSs will be subject to information reporting. In addition, a shareholder may be subject to a backup withholding tax on such payments and proceeds if it does not provide its correct taxpayer identification numbers to the trustee or paying agent (as applicable) in the manner required, fails to certify that it is not subject to backup withholding tax, is notified by the Internal Revenue Service (the “IRS”) that it failed to report all interest and dividends required to be shown on its federal income tax returns, or otherwise fails to comply with applicable backup withholding tax rules or does not otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle it to a refund, provided the required information is timely furnished to the IRS.

Material United Kingdom Tax Consequences

The following is a summary of the material United Kingdom tax consequences relating to the ownership of the new ordinary shares and ADSs. The comments set out below are based on existing United Kingdom tax law and what is understood to be current HM Revenue and Customs practice as at the date of this document, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide only, and do not constitute taxation or legal advice and relate only to certain limited aspects of the taxation treatment of U.S. holders of ordinary shares or ADSs.

Other than in respect of the matters set forth under the heading “Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)” below, the comments set out below apply only to U.S. holders of the ordinary shares or ADSs who hold the ordinary shares or ADSs as an investment, who are the absolute beneficial owners thereof and who are not resident nor (in the case of individuals) ordinarily resident in the United Kingdom for tax purposes and who are not United Kingdom nationals for the purposes of the U.K./U.S. Estate and Gift Tax Treaty. Certain categories of U.S. holders, such as traders, broker dealers, insurance companies and collective investment schemes, and U.S. holders who have (or are deemed to have) acquired their ordinary shares or ADSs by virtue of or in connection with an office or employment or U.S. holders of ordinary shares or ADSs who acquire their ordinary shares or ADSs by exercising options, may be subject to special rules and this summary does not apply to such U.S. holders. The comments set out below relate only to certain limited aspects of the taxation treatment of U.S. holders of the ordinary shares or ADSs and assume that U.S. holders of ADSs will in practice be treated for United Kingdom tax as beneficial owners of the ordinary shares represented by the ADSs.

Any U.S. holders of ordinary shares or ADSs who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United States, should consult their own professional advisors immediately.

Taxation of Dividends in Respect of Ordinary Shares or ADSs

Barclays is not required to withhold at source any amount in respect of United Kingdom tax when paying a dividend on the ordinary shares or ADSs.

A U.S. holder of ordinary shares or ADSs who does not carry on a trade, profession or vocation in the United Kingdom through a permanent establishment (where the U.S. holder of ordinary shares or ADSs is a company) to which the dividends are attributable or through a branch or agency (where the U.S. holder of ordinary shares or ADSs is not a company) to which the dividends are attributable should not be liable for U.K. tax in respect of any dividends received on the ordinary shares or ADSs.

Taxation of Capital Gains in Respect of Ordinary Shares or ADSs

U.S. holder of ordinary shares or ADSs with a permanent establishment or branch or agency in the United Kingdom.

A disposal of ordinary shares or ADSs by a U.S. holder of ordinary shares or ADSs who carries on a trade, profession or vocation in the U.K. through a permanent establishment (where the U.S. holder of ordinary shares or ADSs is a company) or through a branch or agency (where the U.S. holder of ordinary shares or ADSs is not a company) and who has used, held or acquired the ordinary shares or ADSs for the purposes of such trade, profession or vocation or such permanent establishment, branch or agency (as appropriate) may, depending on the U.S. holder’s circumstances and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of CGT.

U.S. holder of ordinary shares or ADSs with no permanent establishment or branch or agency in the United Kingdom.

A U.S. holder of ordinary shares or ADSs who makes a disposal of ordinary shares or ADSs and who does not carry on a trade, profession or vocation in the U.K. through a permanent establishment (where the U.S. holder of ordinary shares or ADSs is a company) or through a branch or agency (where the U.S. holder of ordinary shares or ADSs is not a company) in the circumstances provided in the previous paragraph should not be liable to CGT.

Inheritance Tax

Where a U.S. holder of ordinary shares or ADSs (if the ADSs are considered to be situated in the U.K. for inheritance tax purposes) is an individual and is not domiciled in the U.S. for the purposes of the U.K./U.S. Estate and Gift Tax Treaty, U.K. inheritance tax may arise in the following circumstances:

(i) on the death of that individual (depending on the value of the individual’s estate); and

(ii) where that individual makes a gift of such ordinary shares or ADSs (including any transfer at less than full market value).

Inheritance tax is not generally chargeable on gifts to individuals made more than seven years before the death of the donor.

Subject to limited exclusions, gifts to settlements and to companies may give rise to an immediate inheritance tax charge. Where ordinary shares or ADSs are held in settlements they may be subject to inheritance tax charges periodically during the continuance of the settlement, on transfers out of the settlement and on certain other events.

A U.S. holder who is an individual domiciled in the U.S. for the purposes of the U.K./U.S. Estate and Gift Tax Treaty will not generally be subject to U.K. inheritance tax in respect of the ordinary shares or ADSs on the individual’s death or on a transfer of such ordinary shares or ADSs made during the individual’s lifetime unless, they are part of the business property of the individual’s permanent establishment situated in the U.K. or pertain to the individual’s U.K. fixed base used for the performance of independent personal services.

In the event that U.S. estate or gift taxes and U.K. inheritance tax are both payable then relief may be available under the U.K./U.S. Estate and Gift Tax Treaty.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The comments set out below relate to holders of ordinary shares or ADSs wherever resident for tax purposes (not only holders that are resident for tax purposes in the United Kingdom), but not to certain holders such as intermediaries, to whom special rules may apply.

Ordinary Shares

No liability to stamp duty or SDRT will arise on the issue of ordinary shares.

A conveyance or transfer on sale of ordinary shares which are not held within a clearance service (such as Euroclear Nederland) will usually be subject to ad valorem stamp duty, generally at the rate of 0.5% of the amount or value of the consideration for the transfer (rounded up to the nearest £5).

An unconditional agreement for such transfer or a conditional agreement which subsequently becomes unconditional will be liable to SDRT, generally at the rate of 0.5% of the consideration for the transfer; but such liability will be cancelled if the agreement is completed by a duly stamped instrument of transfer within six years to the date of the agreement or, if the agreement was conditional, the date the agreement became unconditional. Where the stamp duty is paid, any SDRT previously paid will be repaid on the making of an appropriate claim. Stamp duty and SDRT are normally paid by the purchaser.

Under the CREST system of paperless transfers, no stamp duty or SDRT will arise on a transfer of such ordinary shares into the system, unless such a transfer is made for consideration in money or money’s worth, in which case a liability to SDRT will arise (usually at a rate of 0.5% of the amount of value of the consideration given). Paperless transfers of shares within CREST will be liable to SDRT rather than stamp duty, also at a rate of 0.5%, and SDRT on relevant transactions settled within the system or reported through it for regulatory purposes will be collected by CREST.

ADSs

This issue of ordinary shares to the depositary will give rise to an SDRT liability equal to 1.5% of the issue price of such shares. The ADS holder will bear the cost of such SDRT, which is included in the $24.45 that a subscriber of the new ADSs must deposit per new ADS subscribed in respect of the estimated subscription price per new ADS. The actual ADS subscription price per new ADS will be four times of the ordinary share subscription price of 282 pence translated into U.S. dollars on or around July 15, 2008.

No stamp duty need, in practice, be paid on the acquisition or transfer of ADSs provided that any instrument of transfer or contract of sale is executed and remains at all times outside the United Kingdom.

An agreement for the transfer of the ADSs will not give rise to a liability to SDRT.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the new ordinary shares or new ADSs. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition of the new ordinary shares or new ADSs by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the new ordinary shares or new ADSs are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”).

Any purchaser or holder of the new ordinary shares or new ADSs or any interest therein will be deemed to have represented by its purchase and holding of the new ordinary shares or new ADSs offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the new ordinary shares or new ADSs on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above, the service provider exemption or any similar exemptions under Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the new ordinary shares or new ADSs on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the new ordinary shares or new ADSs have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

PLAN OF DISTRIBUTION

In connection with the open offer conducted in the United States, we have not entered into any agreement with, and accordingly will not pay any commission or other remuneration to, any broker, dealer, sales person or other person to solicit the subscription of new ordinary shares or new ADSs in the United States.

Pursuant to the firm placing conducted outside the United States, SMBC has agreed to subscribe for new ordinary shares at a subscription price of 296 pence per new ordinary share. The firm placing is expected to raise approximately £0.5 billion. The terms of the arrangements between Barclays and SMBC are contained in the relevant subscription agreement as described below under “Subscription Agreements.”

Pursuant to the conditional placing conducted outside the United States, Qatar Investment Authority, Challenger, China Development Bank and Temasek, and certain other investors named below, have agreed to subscribe for the new ordinary shares that are not subscribed for in the open offer at a subscription price of 282 pence per new ordinary share against commissions specified below. The placing and open offer is expected to raise approximately £4.0 billion before expenses. The terms of the arrangements between Barclays and the conditional placees are contained in the relevant subscription agreements as described below under “Subscription Agreements.”

To the extent permitted, each of the directors of Barclays intends to take up in full his or her entitlements to subscribe for new ordinary shares.

As described elsewhere in this prospectus, the open offer is also being extended to participants in certain of the Group’s employee share plans.

Subscription Agreements

SMBC Subscription Agreement

On June 25, 2008, Barclays and SMBC entered into a subscription agreement (the “SMBC Subscription Agreement”). The SMBC Subscription Agreement sets out the terms and conditions pursuant to which Barclays will, conditional upon admission of the new ordinary shares to the official list of the U.K. Listing Authority (“UKLA”) pursuant to the UKLA’s rules and regulations and to trading on the London Stock Exchange’s market for listed securities in accordance with the “Admission and Disclosure Standards” of November 1, 2007 (collectively referred to herein as “Admission”), allot to SMBC the 168,918,918 new ordinary shares under the firm placing, which SMBC has agreed to subscribe for pursuant to the terms of the SMBC Subscription Agreement at a subscription price of 296 pence per share.

The subscription of those shares will be completed upon the Japanese securities registration statement on Form 7-3, expected to be filed with the Kanto Local Finance Bureau of Japan on June 26, 2008, becoming effective in accordance with Article 4 of the Financial Instruments and Exchange law (Law No. 25 of 1948, as amended), which is expected to be on or about July 4, 2008.

The consideration for the allotment and issue to SMBC of the new ordinary shares to be subscribed by it shall be the payment by SMBC of an amount equal to the product of the firm subscription price of 296 pence per share and the number of those shares.

The SMBC Subscription Agreement contains customary warranties and undertakings.

China Development Bank Subscription Agreement (2008)

On June 25, 2008, Barclays, Upper Chance Group Limited and China Development Bank entered into a subscription agreement (the “China Development Bank Subscription Agreement (2008)”). The China Development Bank Subscription Agreement (2008) sets out the terms and conditions pursuant to which, conditional only upon Admission, (i) Upper Chance Group Limited has undertaken to take up in full its entitlement to subscribe in the open offer, and (ii) Barclays will allot to Upper Chance Group Limited the “China Development Bank placing shares” (comprising such number of new ordinary shares as is equal to

0.4% of the new ordinary shares (excluding new ordinary shares for which China Development Bank is entitled to subscribe under the open offer) not taken up by qualifying shareholders in the open offer which Upper Chance Group Limited has agreed to subscribe for on the terms set out in the China Development Bank Subscription Agreement (2008)), in each case at the open offer subscription price of 282 pence per share.

In consideration for agreeing to subscribe for the China Development Bank placing shares, Barclays undertakes to pay Upper Chance Group Limited a commission equal to the product of 1.5% and the maximum number of new ordinary shares for which Upper Chance Group Limited might be obliged to subscribe (other than in respect of its entitlement to subscribe for new ordinary shares in the open offer), being 5,179,421 new ordinary shares, at the open offer subscription price of 282 pence per share.

The consideration for the allotment and issue of the China Development Bank subscription shares (comprising (i) the 43,154,761 new ordinary shares which Upper Chance Group Limited has undertaken to subscribe for under the open offer (being its full entitlement under the open offer) and (ii) the China Development Bank placing shares (together, the “China Development Bank subscription shares”)) shall be the payment by Upper Chance Group Limited of an amount equal to the product of the open offer subscription price and the number of such shares.

Under the China Development Bank Subscription Agreement (2008), China Development Bank has undertaken to perform the payment (and other) obligations of Upper Chance Group Limited in the event that Upper Chance Group Limited fails to do so.

The China Development Bank Subscription Agreement (2008) contains customary representations, warranties and undertakings.

In addition, the subscription agreement entered into between China Development Bank and Upper Chance Group Limited on July 23, 2007 provides that until Upper Chance Group Limited and/or any Chinese Development Bank group members, when taken together, cease to hold such number of ordinary shares as equals the lesser of 201,388,889 ordinary shares or 3% of Barclays issued share capital, Upper Chance Group Limited shall be entitled to require the appointment or reappointment of one non-executive director or to require the removal of such non-executive director by Barclays as soon as is reasonably practicable.

Qatar Subscription Agreement

On June 25, 2008, Barclays and Qatar Holding entered into a subscription agreement (the “Qatar Subscription Agreement”). The Qatar Subscription Agreement sets out the terms and conditions pursuant to which Barclays will, conditional only upon Admission, allot to Qatar Holding such number of new ordinary shares as is equal to 45.8% of the new ordinary shares (excluding new ordinary shares for which China Development Bank is entitled to subscribe under the open offer) not taken up by qualifying shareholders pursuant to the open offer at the open offer subscription price of 282 pence per share.

In consideration for agreeing to subscribe for those shares, Barclays undertakes to pay Qatar Holding a commission equal to the product of 1.5% and the maximum number of new ordinary shares for which Qatar Holding might be obliged to subscribe, being 625,426,689 new ordinary shares, at the open offer subscription price.

The consideration for the allotment and issue to Qatar Holding of the new ordinary shares to be subscribed by it shall be the payment by Qatar Holding of an amount equal to the product of the open offer subscription price and the number of those shares.

The Qatar Subscription Agreement contains customary warranties and undertakings.

Challenger Subscription Agreement

On June 25, 2008, Barclays and Challenger entered into a subscription agreement (the “Challenger Subscription Agreement”). The Challenger Subscription Agreement sets out the terms and conditions pursuant to which Barclays will, conditional only upon Admission, allot to Challenger such number of new ordinary shares as is equal to 13.9% of those new ordinary shares (excluding new ordinary shares for which China Development Bank is entitled to subscribe under the open offer) not taken up by qualifying shareholders pursuant to the open offer at the open offer subscription price of 282 pence per share.

In consideration for agreeing to subscribe for those shares, Barclays undertakes to pay Challenger a commission equal to the product of 1.5% and the maximum number of new ordinary shares for which Challenger might be obliged to subscribe, being 189,007,092 new ordinary shares, at the open offer subscription price.

The consideration for the allotment and issue to Challenger of the new ordinary shares to be subscribed by it shall be the payment by Challenger of an amount equal to the product of the open offer subscription price and the number of those shares.

The Challenger Subscription Agreement contains customary warranties and undertakings.

2008 Temasek Subscription Agreement

On June 25, 2008, Barclays, Clover Investments (Mauritus) Pte Limited (“Clover”) and Fullerton Management Pte Ltd. (“Fullerton”) entered into a subscription agreement (the “Temasek Subscription Agreement (2008)”). The Temasek Subscription Agreement (2008) sets out the terms and conditions pursuant to which Barclays will, conditional only upon Admission, allot to Clover such number of new ordinary shares as is equal to 5.2% of those new ordinary shares (excluding new ordinary shares for which China Development Bank is entitled to subscribe under the open offer) not taken up by qualifying shareholders pursuant to the open offer at the open offer subscription price of 282 pence per share.

In consideration for agreeing to subscribe for those shares, Barclays undertakes to pay Clover a commission equal to the product of 1.5% and the maximum number of new ordinary shares for which Clover might be obliged to subscribe, being 70,921,985 new ordinary shares, at the open offer subscription price.

The consideration for the allotment and issue to Clover of the new ordinary shares to be subscribed by it, if any, shall be the payment by Clover of an amount equal to the product of the open offer subscription price and the number of those shares.

Under the Temasek Subscription Agreement (2008), Fullerton has undertaken to perform the payment (and other) obligations of Clover in respect of the new ordinary shares subscribed by Clover in the event that Clover fails to do so.

The Temasek Subscription Agreement (2008) contains customary representations, warranties and undertakings.

Placing Agreements

On June 25, 2008, Barclays entered into separate placing agreements (the “Placing Agreements”) with each of the investors named below (the “Further Placees”) pursuant to which each Further Placee agrees, subject only to Admission, to subscribe for a specified number of those new ordinary shares (if any) that are not subscribed for by qualifying shareholders in the open offer, at the open offer subscription price of 282 pence per share.

In consideration of their agreeing to subscribe for new ordinary shares, Barclays has undertaken to pay each such Further Placee a commitment commission equal to 1.5% on the value of their participation in the conditional placing at the open offer subscription price.

The Placing Agreements contain customary warranties. The obligations of such Further Placees to subscribe for new ordinary shares are not subject to any termination rights.

The total number of new ordinary shares to be subscribed by such Further Placees will not exceed 473,736,916. The maximum number of new ordinary shares to be subscribed by each such Further Placee is set out below.

Maximum number of
new ordinary shares under
Name of investor	the Placing Agreements
Al Habtoor Holding (L.L.C.)	28,723,404
AXA Investment Managers UK Limited	8,000,000
BlackRock Investment Management (UK) Ltd	1,773,049
CQS Directional Opportunities Master Fund Limited	17,730,496
F&C Management Ltd	9,347,222
Fidelity Investment Services Limited	2,498,019
Fidelity Pension Management	1,757,300
GLG Partners LP	62,056,738
Henderson Alternative Investment Adviser Ltd.	8,510,638
Henderson Global Investors Ltd.	7,624,114
Insight Investment Management (Global) Ltd	9,219,858
JPMorgan Asset Management (UK) Limited	11,800,000
Lansdowne Global Financials Fund Limited	27,003,723
M1 Capital International Investments Limited	88,652,482
M&G Investment Management Limited	41,166,428
Morley Fund Management Ltd (UK)	22,000,000
OZ Management LP on behalf of its affiliated investment funds	35,460,993
Schroder Inv. Management	13,652,483
Schroder & Co	48,581
Scottish Widows Investment Partnership Limited	30,895,785
Standard Life Investments	26,950,355
UBS Global Asset Management (UK) Limited	10,917,261
UBS Global Asset Management (Deutschland) GmbH	1,347,171
UBS AG	6,600,816

Further Information on the Investors

Qatar Investment Authority

Qatar Investment Authority was originally founded by the State of Qatar in 2005 to strengthen the country’s economy by diversifying into new asset classes. Building upon the heritage of investments dating back more than three decades, its growing portfolio of long-term strategic investments complement the State of Qatar’s wealth in natural resources. Qatar Investment Authority’s investment in Barclays is being made by its wholly owned subsidiary Qatar Holding, which was incorporated in April 2006 within the jurisdiction of Qatar Financial Centre as the prime vehicle for strategic and direct investments by the State of Qatar. Headquartered in the Qatar Financial Centre, Qatar Holding is structured to operate at the very highest levels of global investing, with a planned presence in all major capital markets. Barclays and Qatar Holding have entered into an agreement for the provision of advisory services by Qatar Holding to Barclays in the Middle East.

Challenger

Challenger was incorporated in June 2008 in the British Virgin Islands as a special purpose vehicle to hold shares in Barclays. Challenger is indirectly and beneficially owned by His Excellency Sheikh Hamad Bin Jassim Bin Jabr Al-Thani (the Chairman of Qatar Holding) and his family.

SMBC

SMBC, one of the world’s largest commercial banks with approximately JPY 100 trillion (approximately £505 billion) in total assets, provides an extensive range of wholesale and retail banking services in Japan and overseas to its customers. SMBC’s international network consists of 19 branches, 6 sub-branches, and 15 representative offices as of April 30, 2008. SMBC has approximately 18,000 employees and is part of the Sumitomo Mitsui Financial Group which is quoted on the Tokyo Stock Exchange. Barclays and SMBC have agreed to explore opportunities for a co-operative business relationship.

China Development Bank

China Development Bank was founded in 1994, and reports directly to the State Council of China. China Development Bank specialises in financing for construction and development of infrastructure, core industries and pillar industries as well as technology renovation projects and their ancilliary projects. China Development Bank had total assets of RMB 2,890 billion on December 31, 2006 (approximately £212 billion). In early 2007, the Chinese government announced that China Development Bank will transform into a commercially operated financial institution focusing on medium to long term business. Currently, China Development Bank is actively and steadily proceeding with this commercialization and transformation work in accordance with the reform plan as approved by the State Council of China.

Temasek

Incorporated in 1974, Temasek is a global investment firm headquartered in Singapore. Supported by affiliates and offices around the world, it holds and manages a diversified S$164 billion (approximately £55 billion) portfolio as at March 31, 2007, concentrated principally in Singapore, Asia and the OECD economies. Temasek is a shareholder and investor in diverse sectors such as banking & financial services, real estate, transportation & logistics, infrastructure, telecommunications & media, bioscience & healthcare, education, consumer & lifestyle, engineering & technology, as well as energy & resources. Temasek’s investment strategies centre on four themes: transforming economies; thriving middle class; deepening comparative advantages; and emerging champions. Total shareholder return for Temasek since its inception in 1974 has been more than 18% compounded annually. It has a corporate credit rating of AAA/Aaa by rating agencies Standard & Poor’s and Moody’s respectively.

Selling Restrictions

The open offer is also being conducted outside the United States in the United Kingdom and other qualifying jurisdictions pursuant to separate offering documentation, to which persons located in such jurisdictions should refer.

Moreover, due to restrictions under the securities laws of Australia, Japan and South Africa, and subject to certain exemptions, holders of ordinary shares and ADSs who have registered addresses in, or who are resident or ordinarily resident in, or citizens of, Australia, Japan or South Africa will not qualify to participate in the open offer and will not be sent a subscription form.

The new ordinary shares and ADSs have not been and will not be registered under the relevant laws of Australia, Japan or South Africa or any state, province or territory thereof and may not be offered, sold, resold, delivered or distributed, directly or indirectly, in or into Australia, Japan or South Africa or to, or for the account or benefit of, any person with a registered address in, or who is resident or ordinarily resident in, or a citizen of, Australia, Japan or South Africa except pursuant to an applicable exemption.

No offer of new ordinary shares is being made by virtue of this document or the subscription forms into Australia, Japan or South Africa.

TRADING IN ORDINARY SHARES BY BARCLAYS AND ITS AFFILIATES

We have applied to the SEC, and the SEC has granted our request, for exemptive relief from the provisions of Rule 102 of Regulation M. Rule 102 of Regulation M provides that, subject to certain exceptions, in connection with a distribution of securities effected by an issuer or selling security holder, it is unlawful for such person, or any affiliated purchaser of such person, directly or indirectly, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period. We believe that the open offer may constitute a distribution, that Barclays affiliates may be deemed “affiliated purchasers”, and that if the open offer constitutes a distribution, the restricted period would commence one business day prior to the determination of the subscription price of the placing and open offer and end upon the completion of the distribution of the new ordinary shares in the United States. The relief that we have received allows us to bid for, purchase and induce others, in certain circumstances, to purchase our ordinary shares and ADSs in connection with specified activities.

Since the announcement of the open offer, certain Barclays affiliates have engaged and intend to continue to engage in various dealing and brokerage activities involving ordinary shares. Among other things, Barclays affiliates (1) have made and intend to continue to make a market, from time to time, in derivatives (such as options, warrants and other instruments) on ordinary shares by purchasing and selling derivatives on ordinary shares for their own accounts; (2) have engaged and intend to continue to engage in dealings in ordinary shares for their accounts and the accounts of customers for the purpose of hedging their positions established in connection with certain derivatives activities (such as options, warrants and other instruments) relating to ordinary shares entered into by Barclays affiliates and their customers; (3) have engaged and intend to continue to engage in transactions in ordinary shares as trustees and/or personal representatives of trusts and estates; (4) have marketed and sold and intend to continue to market and sell to customers funds which include ordinary shares; (5) have provided and intend to continue to provide to customers investment advice and financial planning guidance which may include information about ordinary shares; and (6) have purchased and intend to continue to purchase ordinary shares on behalf of participants in employee share incentive plans. All of these activities have occurred and are expected to continue to occur in the United Kingdom and elsewhere outside the United States.

Separately, certain Barclays affiliates (1) have made and intend to continue to make a market, from time to time, in derivative (such as options, warrants and other instruments) relating to U.S. indices in which ordinary shares or ADSs are a component, by purchasing and selling such derivatives for their own accounts; (2) have engaged and intend to continue to engage in dealings in U.S. indices in which ordinary shares or ADSs are a component for their accounts and the accounts of customers for the purpose of hedging their positions established in connection with derivatives activities entered into by Barclays affiliates and their customers as described in (1); (3) have purchased and sold, and intend to continue to purchase and sell, ordinary shares and ADSs as part of their ordinary asset management activities; (4) have effected and intend to continue to effect unsolicited brokerage transactions in ordinary shares and ADSs with their customers; (5) have provided and intend to continue to provide prime brokerage services, including rehypothecation of securities to clients, which may involve taking legal and beneficial ownership of clients’ ordinary shares and ADSs; and (6) have engaged in and may continue to engage in the lending of ordinary shares and ADSs, as well as accepting ordinary shares and ADSs as collateral for loans. These activities have occurred and are expected to continue to occur both outside and inside the United States.

Barclays Global Fund Advisors has engaged and may continue to engage in the issue of shares, known as “iShares”, from certain iShares Index Funds in exchange for deposit securities that are purchased in the United States and which contain ordinary shares or ADSs.

In addition, Barclays affiliates may, under certain circumstances, participate in the open offer.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are an English public limited company. Substantially all of our directors and executive officers and a number of the experts named in this document are non-residents of the United States. All or a substantial portion of the assets of those persons are located outside the United States. Most of our assets are located outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon those persons or to enforce against them judgments of U.S. courts based upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors, Clifford Chance LLP, that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains an internet site at http://www.sec.gov that contains reports and other information we file electronically with the SEC. You may also inspect and copy reports and other information that we file with the SEC at the public reference facilities maintained at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. In addition, you may inspect and copy that material at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which some of our securities are listed.

Our ADSs representing our ordinary shares are listed on the New York Stock Exchange and our ordinary shares are listed on the official list of the U.K. Listing Authority and traded on the London Stock Exchange. You can consult reports and other information about us that we have filed pursuant to the rules of the New York Stock Exchange, the U.K. Listing Authority and the London Stock Exchange at these bodies.

FURTHER INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the securities offered with this prospectus. This prospectus is a part of that registration statement and it omits some information that is contained in the registration statement. You can access the registration statement together with exhibits on the internet site maintained by the SEC at http://www.sec.gov or inspect these documents at the offices of the SEC in order to obtain that additional information about us and about the securities offered with this prospectus.

VALIDITY OF SECURITIES

Clifford Chance LLP, our English counsel, will pass upon the validity of the ordinary shares under English law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2007 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

EXPENSES OF THE OFFERING

The following are the expenses expected to be incurred by us in connection with the issuance and distribution of the new ordinary shares and new ADSs.

London Stock Exchange listing fee	£481,750
New York Stock Exchange listing fee[1]	£293,750
Securities and Exchange Commission registration fee[1]	£29,494
Printing expenses	£1,890,575
Legal fees and expenses	£4,737,918
Accounting fees and expenses	£470,000
Miscellaneous, including other professional fees	£99,096,513

Total	£107,000,000

[1]	Based on an exchange rate of $1.9707 per £1, the Federal Reserve Bank of New York’s noon buying rate on June 24, 2008.

All amounts are estimated except for the Securities and Exchange Commission registration fee.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Barclays is subject to the provisions of the Companies Act 2006 (the “2006 Act”). The relevant provisions of the 2006 Act in respect of indemnification of directors and officers are sections 205, 206, 232 to 238 inclusive and 1157.

Section 205 (Exception for expenditure on defending proceedings etc.) of the 2006 Act provides:

(1) Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company —

(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him (i) in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or (ii) in connection with an application for relief (see subsection (5)), or

(b) to enable any such director to avoid incurring such expenditure,

if it is done on the following terms.

(2) The terms are —

(a) that the loan is to be repaid, or (as the case may be) any liability of the company incurred under any transaction connected with the thing done is to be discharged, in the event of (i) the director being convicted in the proceedings, (ii) judgment being given against him in the proceedings, or (iii) the court refusing to grant him relief on the application; and

(b) that it is to be so repaid or discharged not later than (i) the date when the conviction becomes final, (ii) the date when the judgment becomes final, or (iii) the date when the refusal of relief becomes final.

(3) For this purpose a conviction, judgment or refusal of relief becomes final —

(a) if not appealed against, at the end of the period for bringing an appeal;

(b) if appealed against, when the appeal (or any further appeal) is disposed of.

(4) An appeal is disposed of —

(a) if it is determined and the period for bringing any further appeal has ended, or

(b) if it is abandoned or otherwise ceases to have effect.

(5) The reference in subsection (1)(a)(ii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 206 (Exception for expenditure in connection with regulatory action or investigation) of the 2006 Act provides:

Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company —

(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him in defending himself (i) in an investigation by a regulatory authority, or (ii) against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or

(b) to enable any such director to avoid incurring such expenditure.

Section 232 (Provisions protecting directors from liability) of the 2006 Act provides:

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by —

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 (Provision of insurance) of the 2006 Act provides:

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

Section 234 (Qualifying third party indemnity provision) of the 2006 Act provides:

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against —

(a) any liability of the director to pay (i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director (i) in defending criminal proceedings in which he is convicted, or (ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose —

(a) a conviction, judgment or refusal of relief becomes final (i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of (i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 (Qualifying pension scheme indemnity provision) of the 2006 Act provides:

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against —

(a) any liability of the director to pay (i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose —

(a) a conviction becomes final (i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of (i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 236 (Qualifying indemnity provision to be disclosed in directors report) of the 2006 Act provides:

(1) This section requires disclosure in the directors’ report of —

(a) qualifying third party indemnity provision, and

(b) qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2) If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.

Section 237 (Copy of qualifying indemnity provision to be available for inspection) of the 2006 Act provides:

(1) This section has effect where qualifying indemnity provision is made for a director of a company, and applies —

(a) to the company of which he is a director (whether the provision is made by that company or an associated company), and

(b) where the provision is made by an associated company, to that company.

(2) That company or, as the case may be, each of them must keep available for inspection —

(a) a copy of the qualifying indemnity provision, or

(b) if the provision is not in writing, a written memorandum setting out its terms.

(3) The copy or memorandum must be kept available for inspection at —

(a) the company’s registered office, or

(b) a place specified in regulations under section 1136.

(4) The copy or memorandum must be retained by the company for at least one year from the date of termination or expiry of the provision and must be kept available for inspection during that time.

(5) The company must give notice to the registrar —

(a) of the place at which the copy or memorandum is kept available for inspection, and

(b) of any change in that place,

unless it has at all times been kept at the company’s registered office.

(6) If default is made in complying with subsection (2), (3) or (4), or default is made for 14 days in complying with subsection (5), an offence is committed by every officer of the company who is in default.

(7) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(8) The provisions of this section apply to a variation of a qualifying indemnity provision as they apply to the original provision.

(9) In this section “qualifying indemnity provision” means —

(a) qualifying third party indemnity provision, and

(b) qualifying pension scheme indemnity provision.

Section 238 (Right of member to inspect and request copy) of the 2006 Act provides:

(1) Every copy or memorandum required to be kept by a company under section 237 must be open to inspection by any member of the company without charge.

(2) Any member of the company is entitled, on request and on payment of such fee as may be prescribed, to be provided with a copy of any such copy or memorandum.

The copy must be provided within seven days after the request is received by the company.

(3) If an inspection required under subsection (1) is refused, or default is made in complying with subsection (2), an offence is committed by every officer of the company who is in default.

(4) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(5) In the case of any such refusal or default the court may by order compel an immediate inspection or, as the case may be, direct that the copy required be sent to the person requiring it.

Section 1157 (Power of court to grant relief in certain cases) of the 2006 Act provides:

(1) If in proceedings for negligence, default, breach of duty or breach of trust against —

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust —

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

Article 160 of the articles of association of Barclays provides:

(a) To the extent permitted by the Companies Act 1985 and the Companies Act 2006, every person who is or was a director or other officer of the company (other than any person (whether or not an officer of the company) engaged by the company as auditor) shall be and shall be kept indemnified out of the assets of the company against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise) in relation to the company or its affairs provided that such indemnity shall not apply in respect of any liability incurred by him:

(i) to the company or to any associated company; or

(ii) to pay a fine imposed in criminal proceedings; or

(iii) to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or

(iv) in defending any criminal proceedings in which he or she is convicted; or

(v) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him; or

(vi) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

(A) section 144(3) or (4) of the Companies Act 1985 (acquisition of shares by innocent nominee); or

(B) section 727 of the Companies Act 1985 (general power to grant relief in case of honest and reasonable conduct).

(b) In article 160(a)(iv), (v) or (vi) the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

(i) if not appealed against, at the end of the period for bringing an appeal; or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

An appeal is disposed of:

(1) if it is determined and the period for bringing any further appeal has ended; or

(2) if it is abandoned or otherwise ceases to have effect.

(c) To the extent permitted by the Companies Act 1985 and the Companies Act 2006, every person who is or was a director of the company acting in its capacity as a trustee of an occupational pension scheme shall be and shall be kept indemnified out of the assets of the company against all costs, charges, losses and liabilities incurred by him in connection with the company’s activities as trustee of the scheme provided that such indemnity shall not apply in respect of any liability incurred by him:

(i) to pay a fine imposed in criminal proceedings; or

(ii) to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or

(iii) in defending criminal proceedings in which he or she is convicted.

For the purposes of this article, a reference to a conviction is to the final decision in the proceedings. The provisions of article 160(b) shall apply in determining when a conviction becomes final.

(d) Without prejudice to article 160(a) and to the extent permitted by the Companies Act 1985 and the Companies Act 2006 and otherwise upon such terms and subject to such conditions as the board may in its absolute discretion think fit, the board shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with an application under section 144(3) or (4) of the Companies Act 1985 (acquisition of shares by innocent nominee) or section 727 of the Companies Act 1985 (general power to grant relief in case of honest and reasonable conduct) or in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority or to enable a director to avoid incurring any such expenditure.

(e) Where at any meeting of the board or a committee of the board any arrangement falling within paragraph (d) above is to be considered, a director shall be entitled to vote and be counted in the quorum at such meeting unless the terms of such arrangement confers upon such director a benefit not generally available to any other director; in that event, the interest of such director in such arrangement shall be deemed to be a material interest for the purposes of article 91 and he or she shall not be so entitled to vote or be counted in the quorum.

(f) To the extent permitted by the Companies Act 1985 and the Companies Act 2006, the board may exercise all the powers of the company to purchase and maintain insurance for the benefit of a person who is or was:

(i) a director, alternate director, secretary, employee, agent or consultant of the company or of a company which is or was a subsidiary undertaking of the company or in which the company has or had an interest (whether direct or indirect); or

(ii) trustee of a retirement benefits scheme, employee share scheme or other trust in which a person referred to in sub-paragraph (f)(i) above is or has been interested,

indemnifying him and keeping him indemnified against liability for negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the company.

Item 9.	Exhibits

Exhibit
Number		Description of Exhibit

1.1	—	Memorandum & Articles of Association of Barclays PLC
4.1	—	Form of deposit agreement dated July 15, 2002 among Barclays, The Bank of New York as ADR depositary, and all holders from time to time of American Depositary Receipts issued therein (incorporated by reference to Form F-6 (File No. 333-146411) filed with the Securities and Exchange Commission on October 1, 2007).
5.1	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to the validity of the ordinary shares.
8.1	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to certain matters of United States federal income taxation.
8.2	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to certain matters of United Kingdom taxation.
23.1	—	Consent of PricewaterhouseCoopers LLP
23.2	—	Consent of Clifford Chance LLP (included in Exhibit 5.1 above).
23.3	—	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1 above).
23.4	—	Consent of Clifford Chance LLP (included in Exhibit 8.2 above).
24.1	—	Power of Attorney of Certain Directors and Officers of Barclays PLC.
24.2	—	Power of Attorney of Authorized Representative in the United States.

Item 10.	Undertakings

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

Provided, however, that: paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant:

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions set forth in Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the firm and conditional placees during the subscription period, the amount of unsubscribed securities to be purchased by the firm and conditional placees, and the terms of any subsequent reoffering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, on this 25th day of June 2008.

Barclays plc

By:	/s/ Patrick Gonsalves
Name:     Patrick Gonsalves
Title:       Deputy Company Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on June 25, 2008.

* Marcus Agius	Chairman (Chairman of the Board)

* John Varley	Group Chief Executive (Board and Executive Committee member; Principal Executive Officer)

* Robert E. Diamond Jr.	President, Barclays PLC and CEO of Investment Banking and Investment Management (Board and Executive Committee member)

* Gary Hoffman	Group Vice-Chairman (Board member)

* Christopher Lucas	Group Finance Director (Board and Executive Committee member; Principal Financial Officer and Principal Accounting Officer)

* Frederik Seegers	Chief Executive, Global Retail and Commercial Banking (Board and Executive Committee member)

* David Booth	Non-executive Director (Board member)

* Sir Richard Broadbent	Senior Independent Director (Board member)

* Richard Leigh Clifford, AO	Non-executive Director (Board member)

* Fulvio Conti	Non-executive Director (Board member)

* Professor Dame Sandra Dawson	Non-executive Director (Board member)

* Sir Andrew Likierman	Non-executive Director (Board member)

* Sir Michael Rake	Non-executive Director (Board member)

* Sir Nigel Rudd	Deputy Chairman (Board member)

* Stephen Russell	Non-executive Director (Board member)

* Sir John Sunderland	Non-executive Director (Board member)

* Patience Wheatcroft	Non-executive Director (Board member)

* James Walker	Authorized Representative in the United States

*By: /s/ Patrick Gonsalves Patrick Gonsalves Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibit

1.1	—	Memorandum & Articles of Association of Barclays PLC
4.1	—	Form of deposit agreement dated July 15, 2002 among Barclays, The Bank of New York as ADR depositary, and all holders from time to time of American Depositary Receipts issued therein (incorporated by reference to Form F-6 (File No. 333-146411) filed with the Securities and Exchange Commission on October 1, 2007).
5.1	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to the validity of the ordinary shares.
8.1	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to certain matters of United States federal income taxation.
8.2	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to certain matters of United Kingdom taxation.
23.1	—	Consent of PricewaterhouseCoopers LLP
23.2	—	Consent of Clifford Chance LLP (included in Exhibit 5.1 above).
23.3	—	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1 above).
23.4	—	Consent of Clifford Chance LLP (included in Exhibit 8.2 above).
24.1	—	Power of Attorney of Certain Directors and Officers of Barclays PLC.
24.2	—	Power of Attorney of Authorized Representative in the United States.